UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

BOSS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

☐	(4)	Proposed maximum aggregate value of transaction:

☐	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BOSS HOLDINGS, INC.
1221 Page Street, Kewanee, Illinois 61443

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held _______________________, 2010

To the Stockholders:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Boss Holdings, Inc., a Delaware corporation (the “Company”), will be held at the Board Room of the Conference Center, 8235 Forsyth Blvd., Suite 801, St. Louis, Missouri, 63105 on ______________________, 2010, at 10:00 A.M. Central Standard Time (the “Meeting”) for the following purposes:

     1. To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), as follows:

To effect a 1-for-100 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.25 per share (the “Common Stock”), by amending the Certificate of Incorporation, as further described in the accompanying proxy statement, which, if approved, would enable the Company to cease its periodic reporting obligations under the Securities Exchange Act of 1934, as amended, and thereby forgo many of the expenses associated with operating as a public company subject to Securities and Exchange Commission reporting obligations. A copy of the proposed amendment to the Certificate of Incorporation for the Reverse Stock Split is attached as Annex A to the accompanying proxy statement.

     2. To consider and vote upon a proposal to amend the Certificate of Incorporation as follows:

To effect a 100-for-1 forward stock split the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”) of the Common Stock immediately following the Reverse Stock Split of the Common Stock, also by amending the Certificate of Incorporation, as further described in the accompanying proxy statement. A copy of the proposed amendment to the Certificate of Incorporation for the Forward Stock Split is attached as Annex B to the accompanying proxy statement.

As a result of these proposed amendments, (a) each share of Common Stock held of record by a stockholder owning fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share, and (b) each share of Common Stock held by a stockholder of record owning 100 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction. Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

     3. To elect five directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

     4. To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009.

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on _________________, 2010, are entitled to notice of and to vote at the Meeting. A list of stockholders entitled to vote at the Meeting shall be open to the examination of any stockholder, his agent or attorney for any purpose germane to the Meeting upon written notice, and the list shall be available for inspection at the Meeting by any stockholder that is present.

     Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on ______________________, 2010: This proxy statement and our Annual Report for the fiscal year ended December 27, 2008 are available to stockholders at www.bossgloves.com in the “About Boss” section.

BY ORDER OF THE BOARD OF DIRECTORS

James F. Sanders,
Corporate Secretary

Dated: ________________, 2010

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY FAX OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

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What will happen if the Transaction is approved by our stockholders?	15
What will happen if the Transaction is not approved?	15
If the Transaction is approved by the stockholders, can the Board determine not to proceed with the Transaction?	15
What are the material U.S. federal income tax consequences of the Transaction?	15
Should I send in my stock certificates now?	15
What is the total cost of the Transaction to the Company?	16
Am I entitled to appraisal rights in connection with the Transaction?	16
How do I vote?	16
Can I change my vote?	16
What does it mean if I receive more than one proxy card?	17
SPECIAL FACTORS	17
Purposes of and Reasons for the Transaction	17
Background of the Transaction	20
Fairness of the Transaction	24
Alternatives Considered	30
Effects of the Transaction	31
Opinion of TM Capital	36
Conduct of Our Business After the Transaction	45
Material U.S. Federal Income Tax Consequences of the Transaction	45
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons	50
Sources of Funds and Expenses	52
Stockholder Approval	52
Effective Date	53
Termination of Transaction	53
Process for Payment for Fractional Shares	54
No Appraisal or Dissenters’ Rights	56
Escheat Laws	56
Regulatory Approvals	56
Litigation	56
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	56
PROPOSAL NO. 1 : REVERSE STOCK SPLIT	57
PROPOSAL NO. 2 : FORWARD STOCK SPLIT	58
INFORMATION ABOUT THE COMPANY	58
Market Price of Common Stock; Dividends	58
Stockholders	59
Stock Purchases	59
PROPOSAL NO. 3 : ELECTION OF DIRECTORS	60
Relationships Among Directors or Executive Officers	61
Board Meetings and Committees of the Board	61
Certain Relationships and Related Transactions	63
Compensation Committee Information	63
EXECUTIVE OFFICERS OF THE COMPANY	66

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
PROPOSAL NO. 4 : APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE
COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 2009	68
AUDIT COMMITTEE	69
AUDIT COMMITTEE REPORT	70
MEETING AND VOTING INFORMATION	70
Outstanding Voting Securities and Voting Rights	70
Information Concerning Proxies; Revocation of Proxies	70
Solicitation of Proxies	70
Quorum and Certain Voting Matters	71
Voting of Proxies	71
Adjournment or Postponement	72
FINANCIAL INFORMATION	72
Summary Historical Financial Information	72
Pro Forma Consolidated Financial Statements (Unaudited)	74
Ratio of Earnings to Fixed Charges	79
STOCKHOLDER COMMUNICATION AND PROXY PROPOSALS	79
PROXY MATERIALS DELIVERED TO A SHARED ADDRESS	80
WHERE YOU CAN FIND MORE INFORMATION	80
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	80
OTHER BUSINESS	82
ANNEX A – PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF
INCORPORATION TO EFFECT REVERSE STOCK SPLIT
ANNEX B – PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF
INCORPORATION TO EFFECT FORWARD STOCK SPLIT
ANNEX C – FAIRNESS OPINION OF TM CAPITAL, DATED AUGUST 26, 2009
ANNEX D – FAIRNESS OPINION OF TM CAPITAL, DATED DECEMBER 23, 2009
ANNEX E – BOSS HOLDINGS, INC. AUDIT COMMITTEE CHARTER

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PRELIMINARY COPY, SUBJECT TO COMPLETION,
DATED JANUARY 20, 2010

BOSS HOLDINGS, INC.
1221 Page Street, Kewanee, Illinois 61443

PROXY STATEMENT

This Proxy Statement is furnished to stockholders of Boss Holdings, Inc., a Delaware corporation (the “Company,” “we,” “our,” “ours,” and “us”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies for use at the Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on [insert day of the week] [insert date], at _____ A.M. local time at the Board Room of the Conference Center, 8235 Forsyth Blvd., Suite 801, St. Louis, MO 63105, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy initially will be mailed or made available electronically to stockholders on or about ______________, 2010.

SUMMARY TERM SHEET

The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the proposed Transaction (as defined below), but may not contain all of the information that is important to you. For a more complete description of the Transaction, we urge you to carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.

The Transaction
  The Board of Directors has reviewed, recommended and authorized a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our common stock, par value $0.25 per share (“Common Stock”), followed immediately by a 100-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”).

  As a result of the Transaction,
  each share of Common Stock held of record by a stockholder owning fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share; and

  each share of Common Stock held by a stockholder of record owning 100 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.
  At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to effect the Reverse Stock Split and the Forward Stock Split. Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively. Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

     See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __.

Purposes of and Reasons for the Transaction
  The Board of Directors has decided that the costs of being a Securities and Exchange Commission (the “SEC”) reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. The Transaction will enable us to terminate the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC. Our reasons for proposing the Transaction include the following:
  Annual cost savings we expect to realize as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $340,000 per year, which includes estimated executive and administrative time incurred in complying with public company requirements.

  The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results.

  The limited public trading volume and liquidity of our Common Stock.

  The ability of our small stockholders (those holding fewer than 100 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.
     See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __.

Effects of the Transaction

     As a result of the Transaction:
  We expect that the number of our stockholders of record will be reduced below 300, which will allow us to terminate the registration of our Common Stock under the Exchange Act. Effective on, and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies and will be able to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

  Each share of Common Stock held of record by a stockholder owning fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

  Each share of Common Stock held by a stockholder of record owning 100 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.

  The Board of Directors anticipates that we will seek to have our Common Stock traded on the Pink Sheets; however, liquidity is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.

  Our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of Common Stock.

  Persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

  Options evidencing rights to purchase shares of our Common Stock will be unaffected by the Transaction because the options will, after the effective date of the Transaction, be exercisable for the same number of shares of our Common Stock as they were before the Transaction.

  Since our obligation to file periodic and other filings with the SEC will be suspended, our continuing stockholders may have access to less information about us and our business, operations and financial performance.

  Upon the effectiveness of the Transaction and as a result of the reduction of the number of shares of Common Stock outstanding by approximately 40,337 shares, we estimate that the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders will increase from 65.88% to 67.03%. The increase in the ownership percentage of our shares of Common Stock held by directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based upon information we received as of December 22, 2009 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name. The ownership percentage and the reduction in the number of shares outstanding following the Transaction may increase or decrease depending on purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and the number of street name shares that are actually cashed-out in the Transaction. The ownership percentage of our shares of Common Stock held by directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders will proportionally increase or decrease as a result of such purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction.

See “Special Factors—Effects of the Transaction” beginning on page __, “Special Factors—Alternatives to the Transaction” beginning on page __, “Special Factors—Fairness of the Transaction” beginning on page __ and “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page __.

Fairness of the Transaction

The Board of Directors fully considered and reviewed the terms, purposes, alternatives and effects of the proposed Transaction. Based on its review, the Board of Directors unanimously determined that the Transaction is procedurally and substantively fair to our unaffiliated stockholders, including the unaffiliated stockholders who will receive cash consideration in the Transaction and unaffiliated stockholders who will continue as our stockholders.

The Board of Directors considered a number of factors in reaching its determinations, including:
  the fairness opinion prepared by TM Capital dated August 26, 2009, as updated by TM Capital on December 23, 2009, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by stockholders owning fewer than 100 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split (“Fractional Shareholders”) pursuant to the Transaction is fair, from a financial point of view, to such stockholders;

  anticipated annual cost savings we expect to realize as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $340,000 per year, which includes estimated executive and administrative time incurred in complying with public company requirements;

  the limited trading volume and liquidity of our shares of Common Stock and the opportunity the Transaction affords our smallest stockholders to obtain cash for their shares in a relatively limited trading market and at a premium over market prices prevailing at the time of our public announcement of the Transaction without incurring brokerage commissions;

  the $7.65 cash out price represents an approximately 49.7% premium over the average share price for the 30-day period ended August 17, 2009, which was prior to the Board of Directors’ initial approval of the Transaction, an approximately 44.1% premium over the average share price for the 60-day period ended August 17, 2009, an approximately 36.1% premium over the average share price for the 90-day period ended August 17, 2009, an approximately 37.1% premium over the average share price for the 120-day period ended August 17, 2009 and an approximately 23.4% premium over the $6.20 closing sales price of common stock on August 25, 2009 (the day immediately prior to our announcement of the Transaction). In addition, the $7.65 cash out price represents an approximately 24.8% premium over the average share price for the 30-day period ended December 18, 2009, which was prior to the Board of Directors’ subsequent consideration of the Transaction, an approximately 24.8% premium over the average share price for the 60-day period ended December 18, 2009, an approximately 26.7% premium over the average share price for the 90-day period ended December 18, 2009 and an approximately 27.9% premium over the average share price for the 120-day period ended December 18, 2009;

  the Transaction will not affect holders of shares of our Common Stock differently based on their affiliate status;

  stockholders that desire to retain their equity interest in us after the Transaction can increase the number of shares they hold to 100 shares or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out.
See “Special Factors—Fairness of the Transaction” beginning on page __ and “Special Factors—Opinion of TM Capital” beginning on page __.

Advantages of the Transaction
  We expect to realize annual cost savings as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, of approximately $340,000 per year, which includes estimated executive and administrative time incurred in complying with public company requirements.

  There is a relatively illiquid and limited trading market in our shares. Our smallest stockholders will have the opportunity to obtain cash for their shares at a premium over closing prices for our shares of Common Stock at the time of our announcement of the Transaction, without incurring brokerage commissions.

  Our directors, executive officers and stockholders who own more than 10% of our outstanding Common Stock, which we refer to in this proxy statement as our “affiliates”, will be treated no differently than stockholders who are not directors, executive officers or 10% stockholders, which we refer to in this proxy statement as our “unaffiliated stockholders”, including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders. The sole determining factor as to whether a stockholder will be a continuing stockholder after the Transaction is the number of shares of our Common Stock that they own on the effective date of the Reverse Stock Split.

  Stockholders that desire to retain their equity interest in us after the Transaction can increase the number of shares they hold to 100 shares or more prior to the effective date of the Reverse Stock Split, thereby avoiding being cashed-out.
See “Special Factors—Purposes of and Reasons for the Transaction” beginning on page __ and “Special Factors—Fairness of the Transaction” beginning on page __.

Disadvantages of the Transaction

If the Transaction occurs, there will be certain disadvantages to stockholders, including the following:
  Fractional Shareholders will no longer have any ownership interest in us and will no longer participate in any future earnings and growth.

  We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act, and continuing stockholders will have access to less information about us and our business, operations, and financial performance.

  We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than the general anti-fraud provisions thereof).

  While we anticipate that our Common Stock will be eligible for quotation in the Pink Sheets, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock. We cannot guarantee or anticipate whether our Common Stock will be quoted in the Pink Sheets. In addition, because of the possible limited liquidity for our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

  Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of short-swing profits provision of the Exchange Act, and persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act.

  We estimate that the cost of payment to Fractional Shareholders, professional fees and other expenses of the Transaction will total approximately $560,000. As a result, immediately after the Transaction, our cash balances on hand will be reduced by the costs incurred in the Transaction.

  The Transaction will result in the suspension, and not the termination, of our filing obligations under the Exchange Act. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the Transaction.

  Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

  The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

  Our Common Stock may be a less attractive acquisition currency as an acquirer of illiquid securities of a privately held company must depend on liquidity either via negotiated buy-out or buy-back arrangements, or a liquidity event by the Company that is generally outside of his/her control.

  Following the Transaction, since we will no longer be registered with the SEC and will not be filing the periodic reports and proxy statements required under the Exchange Act, it will likely be more costly and time consuming for us to raise equity capital from public or private sources.

  Companies that lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies.
See “Special Factors—Fairness of the Transaction” beginning on page __.

Voting Information
  The affirmative vote of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be required to approve the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote at the Meeting will be required to ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009. Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (1,542,194 shares, or approximately 65.88% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Transaction.
See “Special Factors—Stockholder Approval” beginning on page __ and “Meeting and Voting Information—Quorum and Certain Voting Matters” beginning on page __

Effectiveness of the Transaction
  We anticipate that the Transaction will be effected as soon as possible after the date of the Meeting. Following the effective date of the Transaction, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in their share certificates and receive the cash payments. Those stockholders entitled to a cash payment should not turn in their share certificates at this time.
See “Special Factors—Effective Date” beginning on page __.

Material U.S. Federal Income Tax Consequences of the Transaction
  The receipt of cash by a Fractional Shareholder in exchange for Common Stock in the Transaction generally will be taxable for U.S. federal income tax purposes. A continuing stockholder who does not receive cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes.
See “Special Factors—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page __.

No Appraisal or Dissenters’ Rights
  Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.
See “Special Factors—No Appraisal and Dissenters’ Rights” beginning on page __.

Termination of Transaction
  The Board of Directors has reserved the right to abandon the Transaction if it believes the Transaction is no longer in our best interests, and the Board of Directors has retained authority, in its discretion, to withdraw the Transaction from the agenda of the Meeting prior to any vote. In addition, even if the Transaction is approved by stockholders at the Meeting, the Board of Directors may determine not to implement the Transaction if it subsequently determines that the Transaction is not in our best interests.
See “Special Factors—Termination of Transaction” beginning on page __.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE MEETING

The following questions and answers are intended to briefly address potential questions regarding the Transaction and the Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and any information and documents referred to or incorporated by reference in this Proxy Statement.

Where and when is the Meeting?

The Meeting will be held at the Board Room of the Conference Center, 8235 Forsyth Blvd., Suite 801, St. Louis, Missouri, 63105 on ______________________, 2010, at 10:00 A.M. Central Standard Time.

What am I being asked to vote on at the Meeting?

Our stockholders will consider and vote upon the following proposals:
  a proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split a proposal to amend the Certificate of Incorporation to effect the Forward Stock Split the election of five directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009
How does the Board recommend that I vote on the proposals?

The Board unanimously recommends that you vote as follows:
  “FOR” the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split

  “FOR” the proposal to amend the Certificate of Incorporation to effect the Forward Stock Split

  “FOR” the election of five directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal

  “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009
What is the purpose of the Transaction?

The Board of Directors has decided that the costs of being an SEC reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. The Transaction will enable us to terminate the registration of our Common Stock under the Exchange Act if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC.

Our reasons for proposing the Transaction include:
  Annual cost savings we expect to realize as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $340,000 per year, which includes estimated executive and administrative time incurred in complying with public company requirements.

  The limited public trading volume and liquidity of our Common Stock.

  The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results.

  The ability of our small stockholders (those holding fewer than 100 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.
What does the deregistration of our Common Stock mean?

Following the Transaction, we expect that we will have fewer than 300 stockholders of record, which will enable us to take action to terminate the registration of our Common Stock under the Exchange Act. Effective on and following the termination of the registration of our Common Stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the SEC and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Common Stock. Any trading in our Common Stock will continue, if at all, in privately negotiated sales or in the Pink Sheets. However, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock, and we cannot guarantee or anticipate whether our Common Stock will be quoted in the Pink Sheets.

How will the Transaction affect the day to day operations of the Company?

Though the Transaction will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing our business and growing stockholder value.

What is the Pink Sheets?

The Pink Sheets offers limited information about issuers of securities, like our Common Stock, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.pinksheets.com.

What will I receive in the Transaction?

If you own fewer than 100 shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split, you will receive $7.65 in cash per share (subject to any applicable U.S. federal, state and local withholding tax), without interest, from us for each pre-Reverse Stock Split share that you own. If you own 100 shares or more of our Common Stock immediately prior to the effective time of the Reverse Stock Split, you will not receive any cash payment for your shares in connection with the Transaction and will continue to hold the same number of shares of our Common Stock as you did before the Reverse Stock Split.

What potential conflicts of interest are posed by the Transaction?

Our directors, officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the Transaction, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction. Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (1,542,194 shares, or approximately 65.88% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Transaction.

Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors, executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors, executive officers and 10% stockholders will increase by approximately 1.15% from 65.88% to 67.03% as a result of the reduction of the number of shares of our Common Stock outstanding. In addition, each member of the Board and certain of our executive officers, holds options to acquire shares of our Common Stock. The Transaction will not affect these stock options and they will remain outstanding after the Transaction. Directors, executive officers and any stockholders who own more than 10% of our outstanding Common Stock will experience certain advantages after the Transaction in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act. Information regarding our officers’ and directors’ compensation and stock ownership will no longer be publicly available and persons acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

Why are we proposing to carry out the Forward Stock Split following the Reverse Stock Split?

The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of Common Stock and to deregister our shares of Common Stock under the Exchange Act. However, we have decided that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the effective date of the Reverse Stock Split, to facilitate trading of the shares of continuing stockholders either in private transactions or in the Pink Sheets, to mitigate any loss of liquidity in our shares of Common Stock that may result from the Reverse Stock Split portion of the Transaction, to avoid the administrative burden of having fractional shares outstanding and to permit outstanding convertible and exercisable securities, such as stock options, to be unaffected by the Transaction.

What if I hold fewer than 100 shares of Common Stock and hold all of my shares in street name?

If you hold fewer than 100 shares of our Common Stock in street name, your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our Common Stock and that it may hold 100 or more total shares. Therefore, depending upon their procedures, they may not be obligated to treat the Reverse Stock Split as affecting beneficial holders’ shares. It is our desire to treat stockholders holding fewer than 100 shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, we or our transfer agent, Continental Stock Transfer & Trust Company, may not have the necessary information to compare your record holdings with any shares that you may hold in street name in a brokerage account and these banks, brokers and other nominees may have different procedures for processing the Reverse Stock Split. Accordingly, if you hold your shares of our Common Stock in street name, we encourage you to contact your bank, broker or other nominee.

What happens if I own a total of 100 or more shares of Common Stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?

We may not have the information to compare your record holdings and your ownership through a brokerage firm or to compare your holdings in two or more different brokerage firms. As a result, if you hold more than the minimum number of shares, you may nevertheless have your shares cashed-out if you hold them in a combination of record and street name or through accounts in several brokerage firms. If you are in this situation and desire to remain our stockholder after the Transaction, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective time of the Transaction. You should be able to determine whether your shares will be cashed-out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the Transaction’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

If I own fewer than 100 shares of Common Stock, is there any way I can continue to be a stockholder of the Company after the Transaction?

If you own fewer than 100 shares of our Common Stock before the Transaction, the only way you can continue to be our stockholder after the Transaction is to acquire, prior to the effective time of the Transaction, sufficient additional shares to cause you to own a minimum of 100 shares at the effective time of the Transaction. However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that you will be able to acquire sufficient shares to meet or exceed the required 100 shares. In such an instance, you would no longer remain a stockholder after the effective time of the Transaction.

Is there anything I can do if I own 100 or more shares of Common Stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Transaction?

If you own 100 or more shares of our Common Stock before the Transaction, you can only receive cash for all of your shares if, prior to the effective time of the Transaction, you reduce your stock ownership to fewer than 100 shares by selling or otherwise transferring shares. However, there can be no assurance that any purchaser for your shares will be available.

Who is entitled to vote at the Meeting?

Only holders of record of our Common Stock as of the close of business on ______________________, 2010 (the “Record Date”), are entitled to notice of, and to vote at, the Meeting.

How many shares were outstanding on the Record Date?

At the close of business on the Record Date, there were ____________ shares outstanding. Only shares of Common Stock outstanding on the Record Date will be eligible to vote on the Transaction. At the Meeting, each of those shares of Common Stock will be entitled to one vote.

What is a “quorum” for purposes of the Meeting?

In order to conduct business at the Meeting, a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the close of business on the Record Date, there were ____________ shares outstanding and entitled to vote and, accordingly, the presence, in person or by proxy, of at least ____________ shares is necessary to meet the quorum requirement.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

What vote is required to approve the proposals?

Once a quorum has been established, the following votes are required to approve the proposals to be voted upon at the Meeting:
  the proposal to amend the Certificate of Incorporation to effect the Reverse Stock Split
  The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval the proposal to amend the Certificate of Incorporation to effect the Forward Stock Split
  The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval the election of five directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal
  The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, five directors with the most affirmative votes will be elected at the Meeting.
  the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009
  The affirmative vote of a majority of the votes cast at the Meeting will be required for approval.
What is a “broker non-vote”?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments to charter document and the election of directors.

How are broker non-votes counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal.

Accordingly, a broker non-vote will have the effect of:
  a vote against the Reverse Stock Split proposal and a vote against the Forward Stock Split Proposal; and

  no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP.
How are abstentions counted?

A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.

Accordingly, an abstention will have the effect of:
  a vote against the Reverse Stock Split proposal and a vote against the Forward Stock Split Proposal; and

  no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of McGladrey & Pullen, LLP.
What will happen if the Transaction is approved by our stockholders?

Assuming that we have fewer than 300 record holders of our Common Stock after the Transaction, we will file applicable forms with the SEC to deregister our shares of Common Stock under the federal securities laws. Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the Exchange Act that are applicable to public companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act. Also, any trading in our Common Stock will occur, if at all, in privately negotiated sales or in the Pink Sheets.

What will happen if the Transaction is not approved?

If the Transaction is not approved by our stockholders, we will continue to operate our business, and we will continue to incur the costs involved with being a public company. We also may decide to evaluate and explore available alternatives, although the Board has not yet made a determination that any of those alternatives are feasible or advisable.

If the Transaction is approved by the stockholders, can the Board determine not to proceed with the Transaction?

If the Transaction is approved by the stockholders, the Board may determine not to proceed with the Transaction if it believes that proceeding with the Transaction is not in our best interests or in the best interests of our stockholders, including all unaffiliated stockholders. If the Board determines not to proceed with the Transaction we will continue to operate our business as presently conducted.

What are the material U.S. federal income tax consequences of the Transaction?

The receipt of cash by a Fractional Shareholder in exchange for Common Stock in the Transaction generally will be taxable for U.S. federal income tax purposes. In general, neither the Company nor any continuing stockholder who does not receive cash in the Transaction should be subject to U.S. federal income taxation with respect to the Transaction. To review the material U.S. federal income tax consequences of the Transaction in greater detail, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Transaction” beginning on page __. We urge you to consult with your personal tax advisor regarding the tax consequences to you of the Transaction.

Should I send in my stock certificates now?

No. After the Transaction is completed, we will send instructions on how to receive any cash payments to which you may be entitled.

What is the total cost of the Transaction to the Company?

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Transaction, we do not know the exact cost of the Transaction. However, based on information that we have received as of December 22, 2009 from our transfer agent, Continental Stock Transfer & Trust Company, with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to us will be approximately $560,000. This amount includes approximately $309,000 needed to cash-out fractional shares, approximately $200,000 of legal, accounting and financial advisory fees, approximately $18,000 for transfer agent costs and approximately $33,000 of other costs, including costs of printing and mailing, to effect the Transaction. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders.

Am I entitled to appraisal rights in connection with the Transaction?

No. Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Meeting or attend the meeting and vote in person. You may also vote by fax in accordance with the procedures on the proxy card.

Can I change my vote?

Yes. You may change your proxy instructions at any time before the final vote at the Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
  You may submit another proxy by fax or by signing, dating and returning a completed proxy card with a later date.

  You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 1221 Page Street, Kewanee, Illinois 61443.

  You may attend the Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

SPECIAL FACTORS

Purposes of and Reasons for the Transaction

Our Board of Directors has decided that the costs of being an SEC reporting company currently outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. Therefore, our Board of Directors has unanimously authorized a 1-for-100 reverse stock split (the “Reverse Stock Split”) of our Common Stock, followed immediately by a 100-for-1 forward stock split (the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”). At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split. Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively. Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

The Transaction will enable us to terminate the registration of our Common Stock under the Exchange Act if, after the Transaction, there are fewer than 300 record holders of our Common Stock and we make the necessary filings with the SEC. Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act, and other securities laws and regulations. The costs associated with these obligations constitute a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, costs related to our Director and Officer insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional procedural, reporting, auditing and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act in general and Section 404 of the Sarbanes-Oxley Act in particular.

As a result of the Transaction, (i) each share of Common Stock held of record by a stockholder owning fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share and (ii) each share of Common Stock held by a stockholder of record owning 100 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction. The shares of Common Stock acquired by the Company as a result of the Reverse Stock Split will be restored to the status of authorized but unissued shares, which will reduce the number of outstanding shares. The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of Common Stock and to deregister our shares of Common Stock under the Exchange Act. However, we have decided that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the effective date of the Reverse Stock Split, to facilitate trading of the shares of continuing stockholders either in private transactions or in the Pink Sheets, to mitigate any loss of liquidity in our shares of Common Stock that may result from the Reverse Stock Split portion of the Transaction, to avoid the administrative burden of having fractional shares outstanding and to permit outstanding derivative securities, such as stock options, to be unaffected by the Transaction.

In determining whether the number of our stockholders of record falls below 300 as a result of the Transaction, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, each depository’s accounts are treated as the record holder of shares.

As a result of the Transaction and the repurchase of shares from Fractional Shareholders, we expect to have approximately 222 record holders of our shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Transaction is completed, we intend to file with the SEC a Form 15 to deregister our shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of common shares in excess of 300.

It is anticipated that our shares of Common Stock will be quoted in the Pink Sheets following the Transaction. The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for securities. The Pink Sheets categorizes all securities trading over-the-counter into easily identifiable tiers – the Company intends for our shares of Common Stock to be quoted in the Pink Sheets-limited information tier. This tier covers issuers that have provided limited information with respect to the preceding six months, including quarterly financial reports that include, at a minimum, balance sheet, income statement and total shares outstanding for a period within the preceding six months.

Although we anticipate that a broker-dealer will quote our shares on the Pink Sheets, there can be no assurance that any broker-dealer will be willing to continue to act as a market maker in our shares after the Transaction.

Our reasons for proposing the Transaction include the following:

Regulatory Requirements. While many of the factors that we considered in deciding to undertake the Transaction have existed for at least several years, the compelling reason for choosing to undertake the Transaction at this time is the anticipated additional expense of compliance with the internal control, audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act, both in terms of outside costs and internal time of officers and staff. Under the requirements of Section 404 of the Sarbanes-Oxley Act, as a public company, we would be required to file an auditor’s attestation report as to the status of our internal control systems and procedures alongside our annual report for fiscal years ending after June 15, 2010, which our independent auditors have informed us will nearly double our annual audit fees. For a company of our size and capitalization, the internal control enhancement implementation costs, the costs of external auditor assessment and certification and the costs of continuous review and updating required by the current interpretations of Section 404 of the Sarbanes-Oxley Act are believed by management to require substantial expenditures for the foreseeable future.

We expect to realize annual cost savings as a result of the termination of the registration of our shares of Common Stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, of approximately $340,000 per year. The external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant overhead expense, made up principally of the following:

Fiscal Year Ended	2009 (est.)	2008	2007
Audit, Audit Related Fees, and Tax	$188,225	$229,450	$179,525
Sarbanes-Oxley Act and Other SEC Compliance	$89,250	$89,250	$89,250
Transfer Agent, D&O, and Filing Costs	$115,575	$114,900	$154,205
Totals	$393,050	$433,600	$422,980

The historical public company costs presented above are significant as a percentage of our total cost of administration. The public reporting, legal and filing costs primarily include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings. The amounts listed for Sarbanes-Oxley Act compliance reflect estimated executive and administrative time incurred in complying with public company requirements. We expect that the Transaction will result in the elimination of approximately $224,825 per year of the above historical “public company” costs, which includes approximately (i) $40,000 in external accounting and audit fees, (ii) $89,250 in internal Sarbanes-Oxley Act compliance and (iii) a combined $95,575 in transfer agent, D&O insurance, external legal fees and annual meeting costs.

Not reflected in the above historical cost breakdown is the incremental spending which we anticipate we would have to incur to remain in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Beginning in 2010, management estimates the incremental annual costs related to the internal control audit requirements of Section 404 would be approximately $115,500. Therefore, the total costs avoided as a result of the Transaction equals approximately $340,000, which includes both historical public company costs eliminated and future Section 404 costs avoided.

In addition, as a non-SEC reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications, although the Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws. We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth. Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives. As a non-SEC reporting company, we believe management will have increased flexibility by being able to devote more time to sustaining long-term growth.

No Need for Access to the Public Markets. We enjoy very little benefit from being a publicly held company. Benefits of being publicly held typically include:
  access to the public markets for purposes of raising capital and for acquisitions;

  access to public markets for liquidity purposes for our stockholders; and

  the prestige of being a publicly held company, which can be helpful in recruiting, attracting and retaining key officers, directors and staff.
Since the Company’s initial public offering, we have been able to successfully finance our operations, expansions and acquisitions through internally generated profits from operations as well as through traditional bank financing. We have found that our status as a publicly held and publicly reporting company has not materially impacted our ability to recruit officers and employees.

Lack of an Active Trading Market; Liquidity for Small Stockholdings. Our Board of Directors believes the public marketplace has little interest in public companies with very small market capitalization and a limited amount of shares available for trading in the public marketplace. Our Board of Directors believes it is unlikely that our Common Stock would ever achieve significant trading volume in the public marketplace so as to create a significant active and liquid market. The realization that our Common Stock might not, in the foreseeable future, achieve significant trading volume as a public company is one of the reasons that our Board of Directors concluded that we are not benefiting substantially from being a public company, and that it would be in our best interest and the best interests of our stockholders for us to terminate the registration of our Common Stock with the SEC. The Transaction will also permit our small stockholders (those holding fewer than 100 shares) to liquidate their holdings in us and receive a premium over market prices prevailing at the time of our public announcement of the Transaction, without incurring brokerage commissions.

Background of the Transaction

We have been publicly traded since 1994. In 2002, Congress’s passage of the Sarbanes-Oxley Act ushered in a wave of corporate reforms that have increased our expenses as a public company without enhancing, from an operations perspective in the Board of Directors’ view, the benefits of being a public company. We have estimated that the annual cost of operating as a public company and complying with the Sarbanes-Oxley Act and associated regulations is approximately $393,050 per year, including time of our executive officers and our other employees necessary to prepare and review our public filings and perform other tasks that are necessitated by virtue of being a publicly traded company. In addition, over the past several years, we have faced an illiquid market for our Common Stock and realized limited benefits realized from our public company status.

In the ordinary course, management has from time to time reviewed the current and anticipated costs relating to SEC reporting and Sarbanes-Oxley Act compliance and discussed the relative costs and benefits of continuing our status as a public reporting company and the possibility of conducting a transaction that would result in the termination of our status as a public reporting company. While informal discussions had taken place between individual directors and officers, this issue did not reach our full Board of Directors until its April 23, 2008 Board Meeting, at which time our general counsel discussed with the Board the costs of remaining as a public company and whether a transaction that would enable us to deregister our Common Stock was available to us. In response to this discussion, the Board authorized management to investigate alternatives for us to deregister with the SEC and to consult with professional advisers as necessary to assist in the analysis.

Management did not actively investigate the potential transaction to deregister our Common Stock until late in 2008 because of the financial uncertainty in the overall economy and because the SEC postponed implementation of the Sarbanes Oxley Section 404 compliance for smaller reporting companies such as us. In early 2009, due to the scheduled requirement for smaller reporting companies, including us, to fully comply with Section 404 of the Sarbanes-Oxley Act, and the anticipated required costs and effort of such compliance, management actively began exploring a possible transaction to deregister our Common Stock.

At the Board of Directors meeting on February 13, 2009, the Board resumed its formal discussion of a potential transaction to deregister our Common Stock, considered potential methods open to us for such a transaction and discussed with management the cost-savings that we might anticipate as a result of such a transaction. The Board also reviewed the possible alternatives available to us and the related advantages and disadvantages to us and our stockholders of each of the options considered. Alternatives considered included an issuer tender offer, an odd lot tender offer and purchases of shares of our Common Stock on the open market. Prior to the February 13, 2009 meeting, we had solicited and received several proposals from investment banking firms offering to assist us in connection with a potential transaction. After reviewing and discussing those proposals, the Board unanimously authorized management to proceed with engaging an investment banking firm to assist us in a potential transaction.

At the Board of Directors meeting on March 25, 2009, our general counsel and our outside legal counsel discussed with the Board management’s progress toward a transaction to deregister our Common Stock. Following the Board’s February 2009 authorization to pursue engagement of an investment banking firm to advise the Board, management and counsel had discussed the potential engagement at length with several of the candidate firms. Management recommended to the Board that TM Capital Corp. (“TM Capital”) be engaged as its financial advisor. Following discussion of the terms of the engagement, the Board approved the engagement of TM Capital as financial advisor.

Prior to the Board’s meeting on August 6, 2009, the directors were provided a preliminary copy of TM Capital’s valuation report and at the meeting discussed it at length with members of management. In addition, in preparation for the Board of Directors meeting on August 6, 2009, our Board of Directors reviewed an analysis of our stockholder ledger in order to decide upon a ratio for the Reverse Stock Split and the Forward Stock Split.

At the Board of Directors meeting on August 6, 2009, the Board discussed TM Capital’s overview of us, which included historical financial information, valuation approaches, analysis of comparative public companies and analysis of comparable transactions. The directors questioned management concerning the cost savings to be expected and the overall costs of the transaction. After discussion, the Board determined that a ratio of 1-for-100 for the Reverse Stock Split and 100-for-1 for the Forward Stock Split would result in sufficiently fewer than 300 resulting stockholders, such that it would be unlikely that we will inadvertently become required to commence public reporting again. Following discussion, but subject to further discussion with TM Capital and receipt of an acceptable fairness opinion from TM Capital, the Board determined that it would recommend for stockholder approval a 1-for-100 Reverse Stock Split, elimination of fractional shares of less than one share following the Reverse Stock Split, followed immediately by a 100-for-1 Forward Stock Split in order to accomplish a deregistration transaction, with payment of $7.15 per share for all shares acquired by us.

On August 24, 2009, the Board of Directors met and invited members of management, our outside legal counsel, and representatives of TM Capital to attend. In light of recent market developments, TM Capital had revised its valuation analysis, which revised presentation was distributed to the directors on August 20, 2009 and a supplement to the presentation was distributed to the directors on August 24, 2009. TM Capital presented to the Board of Directors its revised financial analysis of the consideration proposed to be paid in the Transaction. The TM Capital presentation to our Board of Directors is filed as Exhibit (c)(iii) to our Schedule 13E-3 and the TM Capital supplement to the presentation is filed as Exhibit (c)(iv) to our Schedule 13E-3. The revised materials were based upon $7.65 as the consideration to be paid to Fractional Shareholders in the Transaction, which increased price reflected recent activity in the Company’s shares and the shares of comparable companies referred to in TM Capital’s valuation analysis, as well as changes in other market factors. In addition, TM Capital presented the Board of Directors with its oral opinion, with the written opinion to be presented following the meeting, that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration of $7.65 to be received by Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such stockholders.

On August 24, 2009, following discussion, the Board unanimously approved and recommended for stockholder approval a 1-for-100 Reverse Stock Split, elimination of fractional shares of less than one share following the Reverse Stock Split, followed immediately by a 100-for-1 Forward Stock Split in order to accomplish a deregistration transaction, with payment of $7.65 per share for all shares acquired by us. In addition, with the benefit of the opinion of TM Capital, the Board of Directors, having deliberated about the terms, structure, and price of the Transaction, approved the Transaction and determined that the Transaction is procedurally fair and substantively fair to our unaffiliated stockholders. Based upon the factors set forth in this Proxy Statement, the Board of Directors further determined that the Transaction is both substantively and procedurally fair to our unaffiliated stockholders who remain stockholders following the completion of the Transaction. In addition, based upon the factors set forth in this Proxy Statement, the Board of Directors determined that the Transaction is both substantively and procedurally fair to our unaffiliated stockholders who do not remain stockholders following the completion of the Transaction.

Due to the amount of time that had passed between the Board of Directors’ approval of the Transaction and preparation of the preliminary proxy materials to be filed with the Securities and Exchange Commission relating to the Transaction, members of the Board of Directors requested that TM Capital provide an updated valuation analysis to the Board of Directors and that the Board of Directors consider the Transaction prior to the filing of the preliminary proxy materials.

On December 23, 2009, the Board of Directors met and invited members of management, our outside legal counsel, and representatives of TM Capital to attend. TM Capital presented its updated valuation analysis, which updated presentation was distributed to the directors on December 23, 2009. The TM Capital updated presentation to our Board of Directors is filed as Exhibit (c)(v) to our Schedule 13E-3. In addition, TM Capital presented the Board of Directors with its oral opinion, with the written opinion to be presented following the meeting, that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration of $7.65 to be received by Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such stockholders.

On December 23, 2009, following discussion, the Board unanimously approved and recommended for stockholder approval a 1-for-100 Reverse Stock Split, elimination of fractional shares of less than one share following the Reverse Stock Split, followed immediately by a 100-for-1 Forward Stock Split in order to accomplish a deregistration transaction, with payment of $7.65 per share for all shares acquired by us. In addition, with the benefit of the updated opinion of TM Capital, the Board of Directors, having deliberated about the terms, structure, and price of the Transaction, approved the Transaction and determined that the Transaction is procedurally fair and substantively fair to our unaffiliated stockholders. Based upon the factors set forth in this Proxy Statement, the Board of Directors further determined that the Transaction is both substantively and procedurally fair to our unaffiliated stockholders who remain stockholders following the completion of the Transaction. In addition, based upon the factors set forth in this Proxy Statement, the Board of Directors determined that the Transaction is both substantively and procedurally fair to our unaffiliated stockholders who do not remain stockholders following the completion of the Transaction.

For a further discussion of fairness of the Transaction, see “Special Factors—Fairness of the Offer” and “Special Factors—Fairness Opinion of TM Capital Corp.”

Fairness of the Transaction

The Board of Directors believes that the Transaction is fair to unaffiliated stockholders, including both unaffiliated stockholders who are cashed-out after the Transaction and those who continue as stockholders after the Transaction. After consideration of all aspects of the Transaction, as described below, the Board of Directors unanimously approved the Transaction. All five members of the Board of Directors, including the three independent members of the Board of Directors, unanimously approved the Transaction. Except for such approval, we are not aware that any of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction.

Substantive Fairness. The Board of Directors considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted above in “Special Factors—Alternatives to the Transaction” in reaching its conclusion as to the substantive fairness of the Transaction to our unaffiliated stockholders, including both unaffiliated holders who are cashed-out after the Transaction and those who continue as stockholders after the Transaction. The Board of Directors did not assign specific weight to any factors it considered, nor did it apply them in a formulaic fashion, although the Board of Directors particularly noted the opportunity in the Transaction for stockholders to sell their holdings at a premium, as well as the significant cost and time savings for us resulting from the Transaction which will benefit our continuing stockholders. The discussion below is not meant to be exhaustive, but we believe includes all material factors considered by the Board of Directors in reaching its determinations.

Future Cost and Time Savings. The Board of Directors noted that, as a public company, we are required to prepare and file with the SEC, among other items, the following:
  Quarterly Reports on Form 10-Q;

  Annual Reports on Form 10-K;

  Proxy statements and annual stockholder reports as required by Regulation 14A under the Exchange Act; and

  Current Reports on Form 8-K.
The Board of Directors further noted that, under the requirements of Section 404 of the Sarbanes-Oxley Act, as a public company, we would be required to file an auditor’s attestation report as to the status of our internal control systems and procedures alongside our annual report for fiscal years ending after June 15, 2010, which our independent auditors have informed us will nearly double our annual audit fees.

The Board of Directors noted that the external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant overhead expense, made up principally of the following:

Fiscal Year Ended	2009 (est.)	2008	2007
Audit, Audit Related Fees, and Tax	$188,225	$229,450	$179,525
Sarbanes-Oxley Act and Other SEC Compliance	$89,250	$89,250	$89,250
Transfer Agent, D&O, and Filing Costs	$115,575	$114,900	$154,205
Totals	$393,050	$433,600	$422,980

The historical public company costs presented above are significant as a percentage of our total cost of administration. The public reporting, legal and filing costs primarily include professional fees for our auditors and corporate counsel and external compliance costs incurred in preparing and reviewing such filings. The amounts listed for Sarbanes-Oxley Act compliance reflect estimated executive and administrative time incurred in complying with public company requirements. The Board of Directors noted that the Transaction will result in the elimination of approximately $224,825 per year of the above historical “public company” costs, which includes approximately (i) $40,000 in external accounting and audit fees, (ii) $89,250 in internal Sarbanes-Oxley Act compliance and (iii) a combined $95,575 in transfer agent, D&O insurance, external legal fees and annual meeting costs.

Not reflected in the above historical cost breakdown is the incremental spending which we anticipate we would have to incur to remain in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Beginning in 2010, management estimates the incremental annual costs related to the internal control audit requirements of Section 404 would be approximately $115,500. The Board of Directors therefore noted that the total costs avoided as a result of the Transaction equals approximately $340,000, which includes both historical public company costs eliminated and future Section 404 costs avoided.

The Board of Directors noted management’s belief that the anticipated cost savings from deregistration will offset the cost of the Transaction in less than two years based upon an estimated transaction cost of $560,000. The Board of Directors noted that as a result of the financial and market crisis of 2008 and 2009, there may be an increase in the level of governmental and market regulation of public companies in the future and the cost of compliance with such regulation may increase further. Such additional costs could be significant for a smaller reporting company such as ours and would be avoided by the Transaction.

Opportunity to Liquidate Shares of Common Stock. The Board of Directors considered the opportunity the Transaction presents for stockholders owning fewer than 100 shares to liquidate their holdings at a premium over the closing price per share of our common stock at the time of the approval of the Transaction, without incurring brokerage costs.

Equal Treatment of Affiliated and Unaffiliated Holders of Our Shares. The Transaction will not affect holders of our shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a cashed-out holder or continuing holder of our Common Stock as a result of the Transaction is the number of shares of our Common Stock held by the stockholder immediately prior to the Transaction.

Opinion of the Financial Advisor. The Board of Directors considered the presentation dated August 20, 2009 issued by TM Capital, the supplement to the presentation dated August 24, 2009 and the updated presentation dated December 23, 2009 and the opinion of TM Capital rendered to the Board of Directors on August 26, 2009, as updated on December 23, 2009, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such stockholders. For more information about the opinion, you should read the discussion below under “Special Factors—Fairness Opinion of TM Capital” and a copy of the opinion of TM Capital dated August 26, 2009 and the updated opinion of TM Capital dated December 23, 2009 attached as Annexes C and D, respectively, to this proxy statement.

Potential Ability to Control Decision to Remain a Holder of or Liquidate Our Shares. Current holders of fewer than 100 shares can remain stockholders of us by acquiring additional shares so that they own at least 100 shares immediately before the Transaction. Conversely, stockholders that own 100 or more shares and desire to liquidate their shares in connection with the Transaction (at the price offered by us) can reduce their holdings to less than 100 shares by selling shares prior to the Transaction. It should be noted that as there is a limited trading market for our Common Stock on the OTC Bulletin Board, a stockholder seeking to either increase or decrease holdings prior to the effective date of the Transaction may not be able to do so. Due to these concerns, the Board of Directors did not place undue influence on this factor.

Limited Liquidity for the Company’s Common Stock. The Board of Directors noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock for the 30 day, 60 day, 90 day and 120 day period ended August 17, 2009, which was prior to the Board of Directors’ initial approval of the Transaction, was approximately 0, 333, 260 and 210 shares per day, respectively. During the 120 day period ended August 17, 2009, however, there were 75 trading days on which our common stock did not trade at all, compared with only 9 trading days during that period in which our common stock was traded. The average daily trading volume of the stock for the 30 day, 60 day, 90 day and 120 day period ended December 18, 2009, which was prior to the Board of Directors’ subsequent consideration of the Transaction, was approximately 41, 152, 247 and 657 shares per day, respectively. During that 120 day period ended December 18, 2009, however, there were 54 trading days on which our common stock did not trade at all, compared with 31 trading days during that period in which our common stock was traded. Accordingly, the Transaction provides a large number of our record holders and beneficial holders with the opportunity to obtain cash for their shares in a relatively limited trading market and at a premium over the closing price of our common stock at the time of our announcement of the Transaction.

Current and Historical Prices. The Board of Directors considered both the historical market prices and recent trading activity and current market prices of our common stock. During the 30 day, 60 day, 90 day and 120 day period ended August 17, 2009, which was prior to the Board of Directors’ initial approval of the Transaction, our average share price was $5.11, $5.31, $5.62 and $5.58, respectively. The $7.65 cash out price for Fractional Shareholders, therefore, represents an approximately 49.7% premium over the average share price for the 30 day period ended August 17, 2009, an approximately 44.1% premium over the average share price for the 60 day period ended August 17, 2009, an approximately 36.1% premium over the average share price for the 90 day period ended August 17, 2009, an approximately 37.1% premium over the average share price for the 120 day period ended August 17, 2009, an approximately 23.4% premium over the $6.20 closing sales price of common stock on August 25, 2009 (the day immediately prior to our announcement of the Transaction).

During the 30 day, 60 day, 90 day and 120 day period ended December 18, 2009, which was prior to the Board of Directors subsequent consideration of the Transaction, our average share price was $6.13, $6.13, $6.04 and $5.98, respectively. The $7.65 cash out price for Fractional Shareholders, therefore, represents an approximately 24.8% premium over the average share price for the 30 day period ended December 18, 2009, an approximately 24.8% premium over the average share price for the 60 day period ended December 18, 2009, an approximately 26.7% premium over the average share price for the 90 day period ended December 18, 2009, an approximately 27.9% premium over the average share price for the 120 day period ended December 18, 2009.

Going Concern Value. In determining the cash amount to be paid to Fractional Shareholders in the Transaction, the Board of Directors considered the implied valuation ranges of our Common Stock on a going concern basis as presented in TM Capital’s presentation dated August 20, 2009, the supplement to the presentation dated August 24, 2009 and the updated presentation dated December 23, 2009. The Board has relied upon TM Capital’s going concern analyses and the opinion of TM Capital rendered to the Board of Directors on August 26, 2009, as updated on December 23, 2009, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such stockholders.

Net Book Value and Liquidation Value. The Board did not consider net book value a material indicator of our value because it is merely indicative of historical costs. In addition, while TM Capital considered a liquidation analysis, the Board determined that it also had minimal relevance in light of the fact that we will remain as a continuing business and the Transaction will not result in a change of control of the Company.

No Firm Offers. The Board of Directors is not aware of any firm offers during the past two years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company.

Disadvantages of the Transaction. The Board of Directors also considered the disadvantages of the Transaction, including that:

No Participation in Future Growth by Cashed-out Stockholders. After the Transaction, Fractional Shareholders will no longer have any ownership interest in us and will no longer participate in our future earnings and growth.

Reduction in Information about the Company. After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC. While we intend to continue to prepare and disseminate audited financial statements and periodic unaudited financial statements, we will not be filing those statements with the SEC under the provisions of the Exchange Act. As a result, continuing stockholders will have access to less information about us and our business, operations and financial performance.

Limited Liquidity. After the Transaction, our Common Stock may be eligible for quotation in the Pink Sheets. However, trading opportunities in the Pink Sheets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock. We cannot guarantee or anticipate whether our Common Stock will be quoted in the Pink Sheets. In addition, because of the possible limited liquidity for our Common Stock, the suspension of our obligation to publicly disclose financial and other information following the Transaction, and the deregistration of our Common Stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their Common Stock.

Limited Oversight. After completion of the Transaction, we will no longer be subject to the provisions of the Sarbanes-Oxley Act and certain of the liability provisions of the Exchange Act.

Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

Reduced Cash on Hand. We estimate that the cost of payment to Fractional Shareholders, professional fees, transfer agent costs and other expenses of the Transaction will total approximately $560,000. As a result, immediately after the Transaction, our cash balances on hand will be reduced by the costs incurred in the Transaction.

Filing Requirements Reinstituted. The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension remains in effect so long as we have fewer than 300 stockholders of record. Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

No Appraisal Rights. Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the Transaction.

Reduced Management Incentive. The lack of liquidity provided by a ready market may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent. Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned. Our Board of Directors believes that this is unlikely to have any significant adverse impact on us, since stock options and other equity-based incentives have not been a significant part of our executives’ compensation packages in the past.

Less Attractive Acquisition Currency. Stock that is registered with the SEC and actively traded on an exchange or automated quotation system is generally a more attractive acquisition currency than unregistered stock, since the acquirer of the publicly traded security has constant access to important information about the publicly traded company, can access the market to sell the stock and can easily determine the value of the stock (i.e., the price to be received upon sale). An acquirer of illiquid securities of a privately held company must depend on liquidity either via negotiated buy-out or buy-back arrangements, or a liquidity event by the Company that is generally outside of his/her control. Our Board of Directors recognized that this may not be a significant disadvantage, however, because (i) the relative illiquidity of our shares makes our stock less attractive for larger investors than most publicly traded securities with significant trading volume, and (ii) we have not historically utilized our stock as currency in acquisitions.

Reduced Equity Capital Raising Opportunities. One of the primary reasons many companies “go public” is to be able to more easily and efficiently access the public capital markets to raise cash. Similar opportunities are generally less available (without significant expense) to companies that do not have a class of securities registered with the SEC. Following the Transaction, since we will no longer be registered with the SEC, it will likely be more costly and time consuming for us to raise equity capital from public or private sources. Again, our Board of Directors has concluded that this may be of little significance to us since this has not been, and is not expected to be, an action that we would wish to pursue for the foreseeable future.

Loss of Prestige. Public companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies. In addition, public companies are often followed by analysts who publish reports on their operations and prospects, and garner more press and media coverage than companies whose securities are not available for purchase by the investing public. Companies that lose status as a public company may risk losing prestige in the eyes of the public, the investment community and key constituencies. However, our Board of Directors felt that this was not a significant factor in considering whether to undertake the Transaction due to the fact that we do not currently enjoy research analyst coverage or similar media attention and almost all of our significant competitors are privately held companies.

Procedural Fairness. No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Transaction or preparing a report covering the fairness of the Transaction was retained by us, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services. The Board of Directors did not form a special committee to approve the Transaction. We have only five directors, three of whom are independent directors. The relatively small number of directors, three of whom are independent directors, and the fact that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be offered to Fractional Shareholders in the Transaction, contributed to the Board’s decision not to form a separate committee to consider the Transaction. In addition, the Board of Directors took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held 100 shares or more or held fewer than 100 shares. The Board of Directors believes that separate representatives and advisors for each of these classes would have provided no measurable additional protection to unaffiliated stockholders.

The Board of Directors also noted that this Proxy Statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction, and that no special provision for the review of our files was necessary. The Board of Directors noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.

The Board of Directors determined not to condition the approval of the Transaction on approval by a majority of unaffiliated shareholders. The Board of Directors noted that affiliated and unaffiliated stockholders will be treated equally in the Transaction. If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Transaction and any such requirement would prevent a majority of the outstanding shares of our common stock from participating in the consideration of the proposed Transaction. Furthermore, a vote of the majority of unaffiliated stockholders is not required under Delaware law. Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Transaction, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.

Recommendation of the Board of Directors. At meetings held on August 24, 2009 and December 23, 2009, based on the foregoing analyses, including a consideration of the disadvantages of the Transaction, the Board of Directors unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, the Company and its unaffiliated stockholders, unanimously approved the Transaction and recommends that you vote “FOR” approval of the Transaction.

Alternatives Considered

As stated above in “Special Factors—Background of the Transaction”, our Board of Directors considered other methods of effecting a transaction to deregister our Common Stock, but ultimately rejected each of these alternatives and determined that the Transaction was preferable to the other alternatives. There was no consideration of any other alternatives that were not related to deregistration.

When considering the various alternatives to the Transaction, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 300 record owners of our Common Stock, thus allowing us to achieve our objective of terminating registration of our Common Stock under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

     Issuer Tender Offer.

Under this alternative, we would offer to purchase a set number of shares of our Common Stock according to a specific timetable. Because of the requirement in an issuer tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our Common Stock to reduce the number of record owners of our Common Stock to fewer than 300. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a reverse and forward stock split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 300, we would have to resort to a reverse stock split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish the objective of a deregistration transaction under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the Transaction.

     Odd Lot Tender Offer.

Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our Common Stock. Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 300. While the time frame for completing an odd lot tender offer is shorter than the period of time involved in accomplishing a reverse and forward stock split and could be less expensive, our Board of Directors opted for the Transaction because of the lack of assurance that an odd lot tender offer would produce the intended result. We previously implemented an odd lot tender offer in December 2003 in which all shareholders owning less than 100 shares were allowed to tender their shares to us in exchange for an agreed share price. After completion of the odd lot tender offer, we still had approximately 1,242 registered shareholders who owned less than 100 shares each.

     Purchase of Shares on the Open Market.

We have the ability to make periodic repurchases of our Common Stock in the open market. However, this alternative would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 300. The cost of such a method would also be undeterminable. Also, because many registered shareholders who own small numbers of shares do not hold their shares in brokerage accounts, open market purchase efforts are ineffective in reaching such shareholders.

For the reasons discussed above, our Board of Directors unanimously agreed that the Transaction was the most expeditious and economical way of undertaking a deregistration transaction.

Effects of the Transaction

     Generally.

The Board of Directors is soliciting stockholder approval for the Transaction. If approved by the stockholders and implemented by the Board of Directors, the Transaction will become effective on such date as may be determined by our Board of Directors.

At the meeting, stockholders are being asked to consider and vote upon proposals to amend our Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split. Copies of the proposed amendments to our Certificate of Incorporation for the Reverse Stock Split and the Forward Stock Split are attached as Annexes A and B, respectively. Although both the Reverse Stock Split and the Forward Stock Split will be voted on separately, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both are approved by the Company’s stockholders.

If the Transaction is completed, the following will occur:
  Each share of Common Stock held of record by a stockholder owning fewer than 100 shares immediately prior to the effective time of the Reverse Stock Split will be converted into the right to receive $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

  Each share of Common Stock held by a stockholder of record owning 100 shares or more immediately prior to the effective time of the Reverse Stock Split will continue to represent one share of Common Stock after completion of the Transaction.

  We expect to have fewer than 300 record holders of Common Stock following the Transaction and, therefore, to be eligible to terminate registration of our Common Stock with the SEC, which would terminate our obligation to continue filing annual and periodic reports and other filings required under the federal securities laws that are applicable to public companies and eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

  The Board of Directors anticipates that we will seek to have our Common Stock traded on the Pink Sheets; however, liquidity is likely to be limited due to the fact that we will no longer file the reports required by the Exchange Act.
     Effects on the Company

Upon completion of the Transaction, it is anticipated that we will have fewer than 300 stockholders and will therefore be eligible to terminate the registration of our Common Stock with the SEC and become a private company. In determining whether the number of our stockholders of record falls below 300 as a result of the Transaction, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holders of our shares. Based on information available to us as of the Record Date, we expect that as a result of the Transaction the number of our stockholders of record would be reduced to approximately 222.

The registration of our Common Stock may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our Common Stock. We will be required to terminate our registration under the applicable provisions of the Exchange Act. Accordingly, we will file with the SEC a Form 15 certifying that we have less than 300 stockholders of record. Our obligation to file periodic and current reports as a result of our Common Stock’s registration under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15 with the SEC. After the 90-day waiting period following the filing of the Form 15:
  our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act also will be suspended;

  our executive officers, directors and 10% stockholders no longer will be required to file reports relating to their transactions in our Common Stock with the SEC and no longer will be subject to the recovery of short-swing profits provisions of the Exchange Act; and

  persons acquiring more than 5% of our Common Stock no longer will be required to report their beneficial ownership under the Exchange Act.
However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we once again will become subject to the reporting requirements of the Exchange Act. We will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.

We anticipate that following the Transaction we will continue to operate as we have done prior to the Transaction. It is anticipated that the same officers and directors will continue in their roles as officers and directors, and we do not anticipate any significant corporate events in the near future.

The Transaction is estimated to result in the retirement of approximately 40,000 shares at a cost of $7.65 per share. Including expenses for the Transaction, the Company estimates that the total cost of the Transaction to us, including fees and expenses for the various legal and financial advisers, will be approximately $560,000. Our cash balance will be reduced accordingly. The consideration to be paid to Fractional Shareholders and the other costs of the Transaction will be paid from cash on hand. See “Special Factors—Source of Funds and Expenses”

Our common stock is currently traded on the OTC Bulletin Board (“OTCBB”) and we expect that after the transaction our Common Stock will trade on the Pink Sheets. The resulting lack of public information concerning the Company, however, will likely reduce the liquidity of our Common Stock. It is expected that any trading in our Common Stock after the transaction will only occur on the Pink Sheets or in privately negotiated sales. The Pink Sheets are maintained by Pink Sheets OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities. The Pink Sheets is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies. There is no assurance that there will be any Pink Sheets quotations after the Transaction or that, if such quotations begin, they will continue for any length of time.

     Effects on the Cashed-Out Stockholders

Stockholders holding fewer than 100 shares of Common Stock immediately prior to the effective time of the Transaction will cease to be stockholders of us. They will lose all rights associated with being a stockholder of us, such as the rights to attend and vote at stockholder meetings and receive dividends and distributions. These stockholders will receive the right to be paid $7.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each share of Common Stock owned immediately prior to the Reverse Stock Split. Such stockholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges. Promptly after the effective time of the Transaction, we will send a transmittal letter explaining to such stockholders how they can surrender their share certificates in exchange for cash payment. The length of time between the effective time of the Transaction and the date on which Fractional Shareholders will receive their cash will depend, in part, on the amount of time taken by each Fractional Shareholder to return his or her stock certificates with a properly completed letter of transmittal. No cash payment will be made to any Fractional Shareholder until he or she has surrendered his or her outstanding certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal. Following the surrender of share certificates in accordance with the terms of the letter of transmittal, Fractional Shareholders should receive their cash payments promptly. No interest will be paid on the cash payment at any time.

The number of shares held by a stockholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our Common Stock owned by that holder and, accordingly, whether the holder will be a cashed-out stockholder or a continuing stockholder. Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately, and will not be combined with individual accounts in determining whether a holder will be a cashed-out stockholder or a continuing stockholder. We intend to treat stockholders holding our Common Stock in street name in the same manner as record holders. Prior to the effective date of the Transaction, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed-out, and request that they effect the Transaction for their beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Transaction. As a result, a stockholder owning 100 or more shares of Common Stock may nevertheless have those shares cashed-out if the stockholder holds shares in a combination of street name accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain one of our stockholders after the Transaction, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date of the Transaction. Conversely, if you hold an account with less than 100 shares in street name and want to ensure that your shares are cashed-out, you may want to change the manner in which your shares are held from street name into a record holder account in your own name so that you will be a record owner of the shares.

Fractional Shareholders will have no further opportunity to share in our assets, earnings or profits following the effective time of the Transaction. It will not be possible for Fractional Shareholders to reacquire an equity interest in the Company unless they purchase an interest from a remaining stockholder following the Transaction and there can be no assurance that such shares will be available for purchase following the Transaction.

     Effects on the Unaffiliated Remaining Stockholders

Stockholders holding 100 or more shares of common stock immediately prior to the effective time of the Transaction will continue to be stockholders of us, will receive no cash in the transaction and, following the Transaction, will hold the same number of shares as they held prior to the Transaction.

Stockholders who continue as stockholders of the Company after the Transaction are likely to experience reduced liquidity of their shares of Common Stock. We anticipate that our Common Stock will be traded on the Pink Sheets and, as such, we anticipate that information relating to the trading of our Common Stock will be published in the Pink Sheets, but there can be no assurance of any trading in, or market for, our Common Stock.

Stockholders who continue as stockholders of us after the Transaction will not receive or have access to the same financial and other business information about us that they would if we continued to make public disclosures pursuant to the Exchange Act. Following the transaction, however, stockholders will continue to have the right, upon written request to us, to receive certain information in appropriate circumstances, to the extent provided by the Delaware General Corporation Law, including, for example, the right to view and copy our stock ledger, a list of our stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by statute, and does so for a proper purpose.

Our Board of Directors also believes that, following the transaction, the remaining stockholders will benefit from the savings in direct and indirect operating costs to the Company resulting from us no longer being required to maintain our public company status. Our direct, out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the Sarbanes-Oxley Act were approximately $393,050 in fiscal year 2009 and we expect these costs to be approximately $508,550 in fiscal year 2010 if we do not complete the Transaction. As we noted above, we ultimately expect to realize recurring annual cost savings in excess of $340,000 as a result of the Transaction, which includes estimated executive and administrative time incurred in complying with public company requirements. Our continuing stockholders, including our unaffiliated stockholders, will be the beneficiaries of these savings. See “Special Factors—Purposes of and Reasons for the Transaction”. Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

     Effects on the Affiliated Remaining Stockholders

Our affiliates, consisting of directors, executive officers and 10% stockholders, will participate in the Transaction to the same extent as non-affiliates.

Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors, executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors and executive officers and 10% stockholders will increase by approximately 1.15% from 65.88% to 67.03% as a result of the reduction of the number of shares of our Common Stock outstanding. The increase in the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based on record holder information that we received as of December 22, 2009 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name. The number of shares to be cashed-out in the Transaction may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Transaction will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction. Like all other remaining stockholders, these affiliates also are likely to experience reduced liquidity of their shares of Common Stock.

Our direct, out-of-pocket costs resulting from our reporting and other obligations under the Exchange Act and the Sarbanes-Oxley Act were approximately $393,050 in fiscal year 2009 and we expect these costs to be approximately $508,550 in fiscal year 2010 if we do not complete the Transaction. As we noted above, we ultimately expect to realize recurring annual cost savings in excess of $340,000 as a result of the Transaction, which includes estimated executive and administrative time incurred in complying with public company requirements. Our continuing stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors—Purposes of and Reasons for the Transaction”. Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.

Our executive officers and directors are expected to retain their respective positions with us following the transaction. In addition, our directors and executive officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including holding options to purchase shares of our Common Stock that will remain outstanding following the Transaction and will not be affected by the Transaction. See “Special Factors—Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons”.

Opinion of TM Capital

We engaged TM Capital to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by Fractional Shareholders pursuant to the Transaction. TM Capital, a New York, Boston and Atlanta based investment and merchant banking firm, served as financial advisor to our board of directors. As part of its investment and merchant banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous boards of directors of public and private companies in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.

On August 26, 2009 and December 23, 2009, TM Capital rendered oral opinions to our board of directors, which were subsequently confirmed in written opinions, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such dates, the consideration to be received by Fractional Shareholders pursuant to the Transaction was fair, from a financial point of view, to such holders.

The full text of the August 26, 2009 and December 23, 2009 written opinions of TM Capital, which set forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the reviews undertaken in rendering the opinions, are attached as Annex C and Annex D, respectively, to this Proxy Statement. Stockholders are urged to read the opinions carefully and in their entirety.

The opinion of TM Capital is directed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by Fractional Shareholders pursuant to the Transaction. The opinion of TM Capital is not a recommendation as to how the board of directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the Transaction. Further, the TM Capital opinion does not in any manner address our underlying business decision to pursue the Transaction or the relative merits of the Transaction as compared to any alternative business transaction or strategy. The decision as to whether to approve the Transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion of TM Capital is based.

The following is a summary of the material analyses performed by TM Capital in connection with rendering its opinion. TM Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that TM Capital deemed material in its presentation and opinion to our board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by TM Capital. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion of TM Capital.

In arriving at its opinion, TM Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TM Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TM Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TM Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.

In connection with preparing its opinion, TM Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:
  a review of the following documents:
  the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 2004 through December 2008;

  the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 28, 2009, June 27, 2009 and September 26, 2009;

  the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 27, 2008 on Form 10-K/A;

  a draft of the Company’s proxy statement prepared in connection with the Transaction;

  certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to TM Capital by the Company or publicly available;
  visited the Company, toured certain facilities and conducted discussions with members of senior management of the Company concerning its business and prospects;

  reviewed the historical market prices and trading activity of the Company’s common stock;

  compared certain financial and market information for the Company with that of selected publicly traded companies which TM Capital deemed to be relevant;

  compared the financial terms of the Transaction with those of certain other transactions which TM Capital deemed to be relevant;

  reviewed a liquidation analysis of the Company prepared by management; and

  reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as TM Capital deemed necessary, including its assessment of general economic, market and monetary conditions.
In its review and analysis, and in arriving at its opinion, TM Capital:
  relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company;

  relied upon assurances of the management of the Company that it is unaware of any facts that would make the information provided incomplete or misleading;

  did not make any independent appraisal of the assets or liabilities of the Company; and

  assumed that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed by management.

TM Capital prepared its opinions as of August 26, 2009 and December 23, 2009. The opinions were necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such dates, and TM Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinions coming or brought to the attention of TM Capital after the dates of the TM Capital opinions.

     Summary of Financial Analyses by TM Capital

The following is a summary of the material financial analyses used by TM Capital in connection with providing its December 23, 2009 opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by TM Capital, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying TM Capital’s opinion.

     Comparable Public Company Analysis

In order to assess how the public market values companies with similar characteristics to the Company, TM Capital reviewed and compared specific financial and operating data relating to the Company with the following ten selected, publicly-traded, companies that TM Capital deemed appropriate:

Crown Crafts Inc. CSS Industries Inc. CTI Industries Corp. Kid Brands, Inc. Lacrosse Footwear Inc.	RC2 Corp. Sport Supply Group, Inc. Summer Infant, Inc. Swank Inc. Universal Security Instruments Inc.

TM Capital chose these companies based on their general similarity to the Company, noting however that many of these companies are significantly larger than the Company. These public companies were selected because they all are primarily distributors, importing products used in a consumer or industrial end-user application, with products sourced from third party manufacturers based primarily in the Far East. Due to the inherent differences between the business, operations and prospects of the Company and the business, operations and prospects of each of the companies included in the analysis, TM Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Public Company Analysis. Accordingly, TM Capital also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the Comparable Public Company Analysis that would affect the public trading values of each. TM Capital used publicly-available historical financial data. TM Capital reviewed multiples of enterprise value to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”).

The following table shows for the comparable publicly traded companies and the Company (based upon the Transaction) their enterprise value and the multiples of their enterprise value to:
  Latest twelve month (“LTM”) EBITDA
  2009 Estimated (“2009E”) EBITDA
  Historical average EBITDA (for the LTM plus the latest three fiscal years)
  Latest twelve month (“LTM”) EBIT
  2009E EBIT
  Historical average EBIT (for the LTM plus the latest three fiscal years)

(USD in millions)		Enterprise Value to
		EBITDA Multiple			Enterprise Value to EBIT Multiple

	Enterprise	Historical			Historical
Company	Value	Average	LTM	2009E	Average	LTM	2009E
Crown Crafts Inc.	$35	3.3x	3.1x	NA	3.9x	4.1x	NA
CSS Industries Inc.	$256	5.0x	6.0x	NA	6.8x	8.7x	NA
CTI Industries Corp.	$21	6.0x	5.8x	NA	10.8x	11.9x	NA
Kid Brands, Inc.	$166	5.1x	6.8x	NA	6.1x	8.2x	NA
Lacrosse Footwear Inc.	$83	7.0x	8.1x	8.5x	8.5x	10.9x	11.6x
RC2 Corp.	$290	3.8x	4.7x	4.7x	4.8x	6.2x	6.3x
Sport Supply Group, Inc.	$158	7.1x	6.4x	7.3x	8.4x	7.2x	8.4x
Summer Infant, Inc.	$102	10.4x	7.6x	7.0x	13.4x	10.8x	9.7x
Swank Inc.	$27	3.7x	6.4x	NA	3.9x	7.1x	NA
Universal Security Instruments Inc.	$16	11.3x	NM	NA	11.7x	NM	NA

Median	$92	5.5x	6.4x	7.2x	7.6x	8.2x	9.1x

Boss Holdings, Inc. (a)	$12	4.5x	5.0x	5.7x	5.7x	6.7x	7.9x
____________________

(a) Based on the proposed take out price of fractional shares of $7.65 per share.
NA – Not Available
NM – Not Meaningful

     Comparable Transactions Analysis

TM Capital analyzed 15 historical reverse / forward stock split transactions announced by publicly traded companies from November 2005 to December 2009 which had a market capitalization one day prior to the announcement of a transaction greater than $5 million and a fractional share payment price per share greater than $1.00. TM Capital selected the transactions used in the Comparable Transactions Analysis based on their general similarity to the Transaction.

The following table shows the premiums to market price offered in the Comparable Transactions and pursuant to the Transaction.

	% Premium vs. Stock Price Prior to Announcement of Intention of
	Transaction
	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day
High	208.3%	147.6%	226.1%	208.3%	164.3%	244.4%
Median	30.1%	30.1%	22.2%	24.6%	28.0%	35.7%
Low	0.0%	0.1%	(22.4)%	(30.5)%	(37.1)%	(38.6)%

Boss Holdings, Inc.	23.4%	49.7%	49.7%	32.4%	36.6%	45.7%

     Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

TM Capital performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for the Company for the fiscal years 2010 through 2013 to (2) the present value of the “terminal value” for the Company as of December 31, 2013. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to security holders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that TM Capital used in its analysis were based on financial projections and estimates prepared by the management of the Company.

In preparing its discounted cash flow analysis, TM Capital calculated a terminal value for the Company by applying a multiple of 4.5x to 6.5x to projected 2013 EBITDA. TM Capital discounted the projected free cash flows and the terminal value of the Company using discount rates ranging from 9% to 11%.

The discounted cash flow analysis indicated a range of per share present values for the Company’s common stock of $5.48 to $7.19, as summarized in the table below.

	Per Share Equity Value
	Terminal Value Multiple of EBITDA
	4.5x	5.5x	6.5x
Discount Rate
9.0%	$5.74	$6.47	$7.19
10.0%	$5.61	$6.30	$7.00
11.0%	$5.48	$6.15	$6.82

     Liquidation Analysis

Management of the Company prepared an analysis of the potential liquidation value of the Company’s assets and liabilities, based upon management estimates of the net realizable value of each category of the Company’s assets, the Company’s balance sheet liabilities, and additional off balance sheet liabilities that would be triggered in a liquidation. Such analyses were not based upon third party appraisals of properties or other assets, and do not constitute appraisals. Following is a summary of the Liquidation Analysis.

(USD in thousands, except per share amounts)	Valuation Range
		Estimated
		Liquidation
	As of 9/26/2009	Value
Assets:
Cash & Equivalents	$5,641	$5,641
Accounts Receivable, net	7,537	6,224
Inventories	15,367	5,897
Other Current Assets	393	0
Total Current Assets	28,938	17,762
Property, Plant & Equipment, net	3,174	1,168
Goodwill	2,853	0
Deferred Taxes	2,873	0
Other Assets	502	0
Total Assets	$38,340	$18,930

Liabilities:
Current Portion of Long-Term Debt	$1,136	$1,136
Accounts Payable	1,839	1,839
Accrued Wages and Commission	871	871
Other Accrued Liabilities	1,438	1,438
Total Current Liabilities	5,284	5,284
Long-Term Debt	605	605
Deferred Compensation	202	202
Total Liabilities	$6,091	$6,091

Other Estimated Liquidation Costs:
Severance		$778
Leases		903
Closedown / Reserve		1,350
Tail Insurance		250
		$3,281

Net Liquidation Value		$9,558

Net Liquidation Value Per Share		$4.52

       Summary of Analyses

TM Capital performed a summary analysis applying a selected range of results of each valuation methodology to the Company’s results, and compared this with the amount of consideration to be paid pursuant to the Transaction.

(USD in millions, except per share amounts)
	Boss Statistic	Low	Mean*	High
Selected Public Companies Analysis
Historical Average EBITDA Multiple		4.0x	4.8x	5.5x
Implied Enterprise Value – Historical Average EBITDA	$2.7	$10.9	$12.9	$15.0
Equity Value		$14.8	$16.8	$18.9
Price Per Share		$6.99	$7.95	$8.92
LTM EBITDA Multiple		4.5x	5.3x	6.0x
Implied Enterprise Value – LTM EBITDA	$2.5	$11.1	$12.9	$14.8
Equity Value		$15.0	$16.8	$18.7
Price Per Share		$7.08	$7.95	$8.82
2009E EBITDA Multiple		5.5x	6.3x	7.0x
Implied Enterprise Value – 2009E EBITDA	$2.1	$11.8	$13.4	$15.0
Equity Value		$15.7	$17.3	$18.9
Price Per Share		$7.42	$8.19	$8.95
Historical Average EBIT Multiple		5.0x	5.8x	6.5x
Implied Enterprise Value – Historical Average EBIT	$2.2	$10.8	$12.4	$14.0
Equity Value		$14.7	$16.3	$17.9
Price Per Share		$6.93	$7.70	$8.46
LTM EBIT Multiple		6.0x	6.5x	7.0x
Implied Enterprise Value – LTM EBIT	$1.8	$11.1	$12.0	$12.9
Equity Value		$15.0	$15.9	$16.8
Price Per Share		$7.07	$7.51	$7.94
2009E EBIT Multiple		7.0x	7.5x	8.0x
Implied Value – 2009E Adjusted EBIT	$1.6	$10.9	$11.7	$12.4
Equity Value		$14.8	$15.6	$16.3
Price Per Share		$6.99	$7.36	$7.73
____________________

* Represents mean of selected range.

Discounted Cash Flow Analysis		Per Share Equity Value
		Terminal Value Multiple of EBITDA
	Discount Rate	4.5x	5.5x	6.5x
	9.0%	$5.74	$6.15	$7.19
	10.0%	$5.61	$6.30	$7.00
	11.0%	$5.48	$6.15	$6.82

Liquidation Analysis
($ in thousands, except per share amounts)
Estimated Liquidation Value of Assets	$18,930
Value of Liabilities	$6,091
Other Estimated Liquidation Costs	$3,281
Net Liquidation Value	$9,558

Net Liquidation Value per Share	$4.52

Comparable Transaction Analysis
	% Premium vs. Stock Price Prior to Announcement of Intention
	1 Day	7 Day	30 Day	60 Day	90 Day	120 Day
Median	30.1%	30.1%	22.2%	24.6%	28.0%	35.7%
Implied Stock Price	$7.61	$7.61	$7.15	$7.29	$7.49	$7.94
____________________

 Note: Based on the Company’s closing stock price of $5.85 as of December 18, 2009

The $7.65 per share cash consideration to be paid to Fractional Shareholders pursuant to the Transaction was above the values indicated by the Discounted Cash Flow Analysis and Liquidation Analysis and within the range indicated by the Historical Average EBITDA, LTM EBITDA, 2009E EBITDA, Historical Average EBIT, LTM EBIT, 2009E EBIT and Comparable Transactions analyses.

Based on the information and analyses set forth above, TM Capital delivered its written opinion to our board of directors, which stated that, as of December 23, 2009, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received by Fractional Shareholders pursuant to the Transaction is fair to such holders from a financial point of view.

       Fees and Expenses

The TM Capital engagement letter with us, dated March 31, 2009, provides that, for its services, TM Capital is entitled to receive from us a fee of $75,000, which was paid as follows: $37,500 non-refundable retainer upon execution of the engagement letter and $37,500 upon TM Capital’s delivery of the August 26, 2009 opinion. On December 9, 2009, the TM Capital engagement letter was amended and such amendment provided for an additional fee of $25,000 payable to TM Capital upon rendering the December 23, 2009 opinion. No portion of the fee paid to TM Capital was contingent upon the consummation of the Transaction. The engagement letter also provides that TM Capital will be paid additional fees at its standard hourly rates for any time incurred should TM Capital be called upon to support its findings subsequent to the delivery of the opinion. In addition, we have agreed to reimburse TM Capital for its reasonable out-of-pocket expenses and to indemnify TM Capital and certain related persons against liabilities arising out of TM Capital’s services as a financial advisor to our board of directors.

Other than the preparation of the opinion in connection with this Transaction, during the two years preceding the date of this opinion, TM Capital has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, TM Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. TM Capital may provide valuation and financial advisory services to us or our board of directors (or any committee thereof) in the future.

The full text of TM Capital’s written opinion dated August 26, 2009 is attached as Annex C to this Proxy Statement and the full text of TM Capital’s updated written opinion dated December 23, 2009 is attached as Annex D to this Proxy Statement. Each of these documents should be read carefully and in its entirety. You or your representative (who is designated in writing) may inspect and copy TM Capital’s presentation dated August 20, 2009, the supplement to the presentation dated August 24, 2009 and the updated presentation dated December 23, 2009 at our principal executive offices, 1221 Page Street, Kewanee, Illinois 61443, during our normal business hours.

TM Capital’s opinion is directed to the Company’s Board of Directors and relates only to the fairness of the proposed transaction to the shareholders, from a financial point of view, does not address any other aspect of the proposed transaction and does not constitute a recommendation to any shareholder with respect to the proposed transaction or any other matter being considered by the shareholders.

Conduct of Our Business After the Transaction

Except as described in this Proxy Statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization, or any other material change in our corporate structure or business. We expect to conduct our business and operations after the effective date of the Transaction in substantially the same manner as currently conducted. Except as described in this Proxy Statement with respect to the use of funds to finance the Transaction and related costs and our plans to deregister our Common Stock under the Exchange Act, the Transaction is not anticipated to have a material effect upon the conduct of our business. We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate. We also intend to continue to explore from time to time acquisitions and other business opportunities to expand or strengthen our businesses, as we have done in the past. In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of continuing stockholders after the Transaction. There are currently no plans to enter into any proposals or agreements that require stockholder approval. In addition, our executive officers and directors are expected to retain their respective positions with us following the transaction.

Material U.S. Federal Income Tax Consequences of the Transaction

The following is a summary of the material U.S. federal income tax consequences of the Transaction to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their Common Stock as a capital asset. This section does not apply to a stockholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons liable for alternative minimum tax, holders who hold their Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate or gift tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”).

A “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Common Stock other than a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Transaction.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO SUCH HOLDER.

Tax Consequences of the Transaction to U.S. Holders

       Stockholders Not Receiving Cash in the Transaction

A U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in its Common Stock as such holder had immediately prior to the Transaction.

       Stockholders Receiving Cash in Exchange for Common Stock in the Transaction

A U.S. Holder’s receipt of cash in exchange for Common Stock in the Transaction generally will be a taxable transaction to such holder for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of Common Stock for cash in the Transaction generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in us, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to the such holder. Each of the Section 302 tests is described in more detail below.

In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account both Common Stock actually owned by such holder and any Common Stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these rules, a U.S. Holder generally will be considered to own Common Stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A U.S. Holder generally will also be considered to own Common Stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.

If any of the Section 302 tests is satisfied with respect to a U.S. Holder, and an exchange of Common Stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction. Gain or loss must be calculated separately with respect to each block of shares of Common Stock exchanged in the Transaction. Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant shares of Common Stock have been held for more than one year on the date of the Transaction. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 15%. Certain limitations apply to the deductibility of capital losses.

Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution from us in an amount equal to the cash received by such holder in the Transaction. We cannot determine prior to the consummation of the Transaction the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes. To the extent that the amount of a distribution received by a U.S. Holder with respect to the Transaction exceeds such holder’s share of our current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction and any remainder generally should be treated as capital gain from the sale or exchange of the Common Stock. If certain holding period and other requirements are satisfied, dividends are currently taxable at a maximum rate of 15% for individual U.S. Holders. To the extent that a U.S. Holder’s exchange of Common Stock for cash in the Transaction is treated as a dividend, such holder’s adjusted tax basis in the Common Stock exchanged therefor generally should be added to the tax basis of any Common Stock retained by such holder.

A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the Transaction may be eligible for the dividends received deduction, subject to certain limitations. In addition, any amount received by a corporate U.S. Holder that is treated as a dividend for U.S. federal income tax purposes generally will constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s Common Stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend. Each corporate stockholder is urged consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the Transaction.

       Section 302 Tests

A U.S. Holder’s exchange of Common Stock for cash in the Transaction must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:
  Complete Termination. A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will result in a “complete termination” of such holder’s interest in us if, in connection with the Transaction, either (i) all of the Common Stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of Common Stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of Common Stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such Common Stock under procedures described in Section 302(c) of the Code.

  Substantially Disproportionate Redemption. A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning Common Stock owned directly as well as indirectly through application of the constructive ownership rules described above.

  Not Essentially Equivalent to a Dividend. In order for a U.S. Holder’s exchange of Common Stock for cash in the Transaction to qualify as “not essentially equivalent to a dividend”, such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a U.S. Holder’s exchange of Common Stock pursuant to the Transaction will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
Each stockholder is urged to consult its own tax advisor as to the application of the Section 302 tests to such stockholder under its particular circumstances.

Tax Consequences of the Transaction to Non-U.S. Holders

The U.S. federal income tax rules governing Non-U.S. Holders are complex, and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the Transaction. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the Transaction.

A Non-U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes.

A payment to a Non-U.S. Holder in the Transaction that is treated as a distribution to such holder with respect to its Common Stock generally will be subject to U.S. federal income tax withholding at a 30% rate. Accordingly, as described below, the depositary will withhold 30% of any gross payments made to a Non-U.S. Holder with respect to the Transaction, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.

If a Non-U.S. Holder’s exchange of Common Stock for cash in the Transaction is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) we are or have been a United States real property holding corporation (a “USRPHC”) and certain other requirements are satisfied. A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). We do not believe that we are (or have been) a USRPHC within the last five years.

U.S. Federal Income Tax Withholding Requirements for All Stockholders

As stated above, the depositary will withhold U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the Transaction, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a Non-U.S. Holder claiming a reduction in (or exemption from) such tax must provide the depositary with a properly completed IRS Form W-8BEN claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides the depositary with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

In addition, to prevent backup U.S. federal income tax withholding equal to 28% of the gross payments made to a stockholder in the Transaction, each U.S. Holder who does not otherwise establish an exemption from backup withholding must provide the depositary with such holder’s correct taxpayer identification number (“TIN”) or certify that such holder is awaiting a TIN, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the depositary, in order to avoid backup withholding with respect to payments made to such holders in the Transaction.

Tax Consequences of the Transaction to the Company

The Transaction generally should be treated as a tax-free “recapitalization” for U.S. federal income tax purposes, in which case the Company should not recognize any gain or loss for such purposes. In addition, as of December 27, 2008, the Company had approximately $24,289,000 of net operating losses (“NOLs”). Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change NOLs and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income. For this purpose, an ownership change generally occurs when there is a cumulative change of greater than 50% in a corporation’s stock ownership within a three-year period. We do not believe that the Transaction, together with all other equity-related transactions during the testing period, will trigger an ownership change with respect to the Company.

Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons

Our directors and executive officers and 10% stockholders may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the Transaction, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the Transaction. Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (1,542,194 shares, or approximately 65.88% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Transaction.

Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors and executive officers and 10% stockholders will remain the same and the ownership percentage of the shares of our Common Stock held by our directors, executive officers and 10% stockholders will increase by approximately 1.15% from 65.88% to 67.03% as a result of the reduction of the number of shares of our Common Stock outstanding. The increase in the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the Transaction is based on record holder information that we received as of December 22, 2009 from our transfer agent, Continental Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our Common Stock held in street name. The number of shares to be cashed-out in the Transaction may vary from the estimate above, and the ownership percentage of our shares of Common Stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the Transaction will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders prior to the effective time of the Transaction, and depending on the number of street name shares that are actually cashed-out in the Transaction.

See “Special Factors—Effects of the Transaction—Effect on Affiliated Stockholders”.

Directors, executive officers and any stockholders who own more than 10% of our outstanding Common Stock will experience certain advantages after the Transaction in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and information regarding their compensation and stock ownership will no longer be publicly available. In addition, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.

In addition, each member of the Board, and certain of our executive officers, hold options to acquire shares of our Common Stock. The Transaction will not affect these stock options and they will remain outstanding after the Transaction. As of January 1, 2010, our directors and executive officers held the following options to acquire Common Stock:

			Equity
			Incentive
			Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Stock
Name	Exercisable	Unexercisable	Options (#)	Price	Date	Awards
G. Louis Graziadio III	100,000	-0-	-0-	1.90	3/27/2012	None
	4,500	-0-	-0-	7.00	3/31/2014
	30,000	-0-	-0-	7.50	3/31/2015

Richard Bern	5,000	-0-	-0-	3.75	12/27/2012	None
	5,000	-0-	-0-	3.20	3/17/2013
	10,000	-0-	-0-	7.00	3/31/2014

James F. Sanders	10,000	-0-	-0-	7.50	3/14/2015	None

Perry A. Lerner	10,000	-0-	-0-	1.90	3/26/2012	None
	5,500	-0-	-0-	7.50	3/13/2015

Paul A. Novelly	10,000	-0-	-0-	1.90	3/26/2012	None
	5,500	-0-	-0-	7.50	3/13/2015

Lee E. Mikles	10,000	-0-	-0-	1.90	3/26/2012	None
	5,500	-0-	-0-	7.50	3/13/2015

William R. Lang	10,000	-0-	-0-	6.21	3/21/2017	None

All of the options held by our directors and executive officers are fully vested and are currently exercisable.

None of our affiliates has any interest, direct or indirect, in the Transaction other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of our Common Stock, except that, by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Transaction, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers. However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Board in evaluating the benefits of the Transaction. Additionally, there are no agreements with affiliates to purchase Common Stock upon consummation of or subsequent to the Transaction.

Sources of Funds and Expenses

Since we do not know how many record and beneficial holders of our Common Stock will receive cash for their shares in the Transaction, we do not know the exact cost of the Transaction. However, based on information that we have received as of December 22, 2009 from our transfer agent, Continental Stock Transfer & Trust Company, with regard to the size of holdings of those of you who may hold shares in street name, as well as our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to us will be approximately $560,000. This amount includes approximately $309,000 needed to cash-out fractional shares (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Transaction as a result of purchases, sales and other transfers of our shares of Common Stock by our stockholders, and the number of street name shares that are actually cashed-out in the Transaction), approximately $200,000 of legal and financial advisory fees, approximately $18,000 of transfer agent costs and approximately $33,000 of other costs, including costs of printing and mailing to effect the Transaction as follows:

Legal Fees	$100,000
Investment Banker/Fairness Opinion	100,000
Payment for Fractional Shares	309,000
Transfer Agent Costs	18,000
Printing and Miscellaneous Costs	33,000
Total Expenses	$560,000

The consideration to be paid to Fractional Shareholders and the other costs of the Transaction will be paid from cash on hand.

Stockholder Approval

A majority of the outstanding shares of our Common Stock will constitute a quorum for the purposes of approving the amendments to our Certificate of Incorporation to effect the Transaction. Assuming the presence of a quorum, the affirmative vote of the majority of outstanding shares of our Common Stock entitled to vote at the Meeting is required to approve each of the Reverse Stock Split proposal (Proposal No. 1) and the Forward Stock Split proposal (Proposal No. 2). Although stockholders will be voting separately on the Reverse Stock Split and the Forward Stock Split, the Company will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by stockholders. Our directors and executive officers have indicated that they intend to vote their shares of our Common Stock (1,542,194 shares, or approximately 65.88% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the Transaction.

Effective Date

The Transaction will become effective as of the date that we amend our Certificate of Incorporation through the filing of Certificates of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split and the Forward Stock Split. We intend to effect the Transaction as soon as possible after the Transaction is approved by our stockholders. Within approximately five business days after the effective date of the Transaction, the Company expects that its paying agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”), will send to each holder of record of 99 or fewer shares of our Common Stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 99 or fewer shares of our Common Stock held in street name, instructions, including letters of transmittal asking them to surrender their shares. Upon proper completion, execution and return of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent, the Transfer Agent will send the payments to these stockholders within approximately five business days of receipt. Therefore, the timing of receipt of payment for these stockholders is dependent upon their proper surrender of the certificates and the delivery of properly prepared and executed letters of transmittal. Our Common Stock acquired in connection with the Transaction will be restored to the status of authorized but unissued shares. The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15. The deregistration of our Common Stock under Section 12(g) of the Exchange Act will take effect 90 days after the filing of the Form 15. See “Special Factors—Effects of the Transaction”.

Termination of Transaction

Under applicable Delaware Law, the Board of Directors has a duty to act in the best interest of our stockholders. Accordingly, the Board of Directors reserves the right to abandon the Transaction, if for any reason the Board of Directors determines that, in the best interest of our stockholders, it is not advisable to proceed with the Transaction, even assuming the stockholders approve the Transaction by vote. Although the Board of Directors presently believes that the Transaction is in our best interests and has recommended a vote for the Transaction, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Meeting such that it might not be appropriate or desirable to effect the Transaction at that time. Such reasons include, but are not limited to:
  Any change in the nature of our stockholdings prior to the effective time of the Transaction, which would result in us being unable to reduce the number of record holders of our shares to below 300 as a result of the Transaction;

  Any change in the number of our record holders that would enable us to deregister our shares under the Exchange Act without effecting the Transaction;

  Any change in the number of our shares that will be exchanged for cash in connection with the Transaction that would increase the cost and expense of the Transaction from that which is currently anticipated; or

  Any adverse change in our financial condition that would render the Transaction inadvisable.
If the Board of Directors decides to withdraw the Transaction from the agenda of the Meeting, the Board of Directors will promptly notify our stockholders of the decision by public announcement and by announcement at the Meeting.

Process for Payment for Fractional Shares

Continental Stock Transfer & Trust Company will act as our agent for purposes of paying for fractional shares in connection with the Transaction.

No service charge, brokerage commission, or transfer tax will be payable by any Fractional Shareholder in connection with the cash-out of shares in the Transaction.

If any certificate evidencing shares of our Common Stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our Common Stock evidenced by any certificate that has been lost or destroyed must submit, in addition:
  the letter of transmittal sent by us;

  the above-referenced affidavit;

  the above-referenced indemnity agreement; and

  any other document required by us, which may include a bond or other security satisfactory to us indemnifying us and our other persons against any losses incurred as a consequence of paying cash in lieu of issuing fractional shares of our Common Stock in exchange for the existing shares of our Common Stock evidenced or purported to be evidenced by such lost or destroyed certificate.
Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the effective date of the Transaction. In the event the Company is unable to locate certain stockholders or if a stockholder fails to properly complete, execute, and return the letter of transmittal and accompanying stock certificate(s) to the Transfer Agent, any funds payable to such holders pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable unclaimed property and escheat laws.

Stockholders owning less than 100 shares on the effective date of the immediately prior to the Reverse Stock Split will receive $7.65 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of Common Stock, without interest. Stockholders who own 100 or more shares at the effective date of the Reverse Stock Split will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert their whole shares and fractional share interests back into the same number of shares of our Common Stock they held immediately before the effective time of the Reverse Stock Split. As a result, the total number of shares held by such a stockholder will not change after completion of the Transaction, and the stockholder will not ordinarily receive new certificates for his or her shares of our Common Stock.

For purposes of determining ownership of shares of our Common Stock on the effective date of the Reverse Stock Split, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records. We intend to treat stockholders holding shares of our Common Stock in street name in the same manner as registered stockholders whose shares are registered in their names. Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our Common Stock in street name. We will ask them to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in street name. We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed-out. However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares in street name with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

Within approximately five business days after the effective date of the Transaction, we expect that the Transfer Agent will send to each holder of record of 99 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of 99 or fewer shares of our Common Stock immediately prior to the Reverse Stock Split held in street name, instructions for surrendering any certificates held thereby representing shares of our Common Stock which will be converted to a right to receive cash as a result of the Reverse Stock Split. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates. The shares we acquire in the Transaction will be restored to the status of authorized but unissued shares.

Within approximately five business days after the Transfer Agent receives any surrendered certificate from a Fractional Shareholder, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the Transfer Agent will deliver to the person payment in an amount equal to $7.65 (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each pre-split share of Common Stock that is represented by the fractional share.

There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our Common Stock prior to the Transaction and our Common Stock after the Transaction.

DO NOT SEND SHARE CERTIFICATES TO US OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

No Appraisal or Dissenters’ Rights

Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who dissent from the Transaction.

Escheat Laws

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed-out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of years from the effective date of the Transaction in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.

Regulatory Approvals

The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and Delaware corporate laws.

Litigation

There is no ongoing litigation related to the Transaction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements concerning, among other things, our anticipated results, and future plans and objectives that are or may be considered to be “forward-looking statements”. The words “believe”, “expect”, “anticipate”, “should”, “could” and other expressions that indicate future events and trends identify forward-looking statements. These expectations are based upon many assumptions that we believe to be reasonable, but such assumptions ultimately may prove to be materially inaccurate or incomplete, in whole or in part and, therefore, undue reliance should not be placed on them. Several factors which could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: continuing effects of the current global financial crisis on demand for both consumer and industrial products, pricing and availability of goods purchased from international suppliers, unusual weather patterns which could affect domestic demand for our products and curtail imprinting operations, pricing policies of competitors, the ability to attract and retain employees in key positions, trends in the advertising specialties industry and other uncertainties and changes in general economic conditions. In light of the uncertainty inherent in our forward-looking statements, you should not consider their inclusion to be a representation that the forward-looking matters will be achieved. In evaluating forward-looking statements, you should consider all these risks and uncertainties, together with any other risks described in our other reports and documents furnished or filed with the SEC, and you should not place undue reliance on those statements. We assume no obligation for updating any forward-looking statements, whether as a result of new information, future events, or otherwise. However, to the extent that there are any material changes in the information contained in this proxy statement, the Company will promptly disclose the changes as and to the extent required by applicable law and the rules and regulations of the SEC.

PROPOSAL NO. 1: REVERSE STOCK SPLIT

Our Board of Directors has recommended that the Company pursue a deregistration transaction by means of a 1-for-100 reverse stock split of our Common Stock, which we refer to in this Proxy Statement as the “Reverse Stock Split”, which will be accomplished by amending the Certificate of Incorporation, immediately followed by a 100-for-1 forward stock split of our Common Stock, which we refer to in this Proxy Statement as the “Forward Stock Split” and, together with the Reverse Stock Split, the “Transaction”, which will be accomplished by a subsequent amendment to the Certificate of Incorporation. The first step of the Transaction (this Proposal No. 1) is approval of an amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

Annex Relating to Proposal No. 1

The form of the proposed amendment to the Certificate of Incorporation to effect the Reverse Stock Split is attached to this Proxy Statement as Annex A.

Vote Required for Approval of Proposal No. 1

The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting and will have the effect of a vote against this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

PROPOSAL NO. 2: FORWARD STOCK SPLIT

Our Board of Directors has recommended that the Company pursue a deregistration transaction by means of the Reverse Stock Split, which will be accomplished by amending the Certificate of Incorporation, immediately followed by the Forward Stock Split, which will be accomplished by a subsequent amendment to the Certificate of Incorporation. The second step of the Transaction (this Proposal No. 2) is approval of an amendment of the Certificate of Incorporation of the Company to effect the Forward Stock Split.

Annex Relating to Proposal No. 2

The form of the proposed amendment to the Certificate of Incorporation to effect the Forward Stock Split is attached to this Proxy Statement as Annex B.

Vote Required for Approval of Proposal No. 2

The affirmative vote of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Meeting and will have the effect of a vote against this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE FORWARD STOCK SPLIT.

INFORMATION ABOUT THE COMPANY

Market Price of Common Stock; Dividends

Our common stock is traded on the OTC Bulletin Board under the symbol “BSHI.OB.” Our Common Stock is not listed on any national stock exchange or on NASDAQ. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for non-listed (over-the-counter) equity securities. The OTC Bulletin Board is a reporting system for participating market makers, not an issuer listing service, and should not be confused with the NASDAQ Stock Market. Participating market makers in the bulletin board system enter quotes and trade reports on a closed computer network and the information is made publicly available through numerous websites and other locations. The OTC Bulletin Board is distinct from the “pink sheets” published by Pink OTC Markets, Inc. that also report on transactions in non-listed equity securities. The following table sets forth the high and low bid prices per share of Common Stock for our Common Stock for our three most recent fiscal years. The quotations below do not reflect the retail mark-up, markdown or commissions and may not represent actual transactions.

2007	High	Low
First Quarter	$7.50	$6.05
Second Quarter	$8.00	$7.07
Third Quarter	$8.48	$7.17
Fourth Quarter	$8.98	$7.35

2008	High	Low
First Quarter	$8.90	$8.00
Second Quarter	$8.35	$7.10
Third Quarter	$7.03	$6.10
Fourth Quarter	$6.47	$5.00

2009	High	Low
First Quarter	$5.45	$5.10
Second Quarter	$6.90	$5.10
Third Quarter	$6.20	$4.20
Fourth Quarter (through December 28, 2009)	$6.48	$4.27

We have not paid cash dividends on our Common Stock in the past and currently plan to retain earnings, if any, for business development and expansion.

Stockholders

As of December 22, 2009 there were approximately 1,463 holders of record of our Common Stock.

Stock Purchases

The Company has not purchased any shares of its Common Stock within the past two years.

In addition, during the last two years, none of our directors or executive officers have purchased shares of our Common Stock except as follows:
  On March 6, 2009 and December 30, 2009, James F. Sanders, our Secretary and General Counsel, acquired 6,000 and 4,000 shares, respectively, of our Common Stock upon the exercise of stock options previously granted under a stockholder approved stock option plan of the Company at exercise prices per share of $1.75 and $3.625, respectively;

  On March 6, 2009, Louis G. Graziadio III, our Chief Executive Officer and Chairman, acquired 30,000 shares of our Common Stock upon the exercise of stock options previously granted under a stockholder approved stock option plan of the Company at an exercise price per share of $1.75;

  On March 6, 2009, Paul A. Novelly, a director of the Company, acquired 12,000 shares of our Common Stock upon the exercise of stock options previously granted under a stockholder approved stock option plan of the Company at an exercise price per share of $1.75;

  On March 6, 2009, Lee E. Mikles, a director of the Company, acquired 12,000 shares of our Common Stock upon the exercise of stock options previously granted under a stockholder approved stock option plan of the Company at an exercise price per share of $1.75; and

  On March 6, 2009, Perry A. Lerner, a director of the Company, acquired 12,000 shares of our Common Stock upon the exercise of stock options previously granted under a stockholder approved stock option plan of the Company at an exercise price per share of $1.75.
PROPOSAL NO. 3: ELECTION OF DIRECTORS

The Board of Directors currently consists of five directors, five of whom are to be elected by the stockholders at the Meeting, each to hold office until the next Annual Meeting of Stockholders or until a successor is duly elected and qualified. These nominees are: G. Louis Graziadio III; Perry A. Lerner; Lee E. Mikles; Paul A. Novelly; and William R. Lang. Each nominee has consented to being named in this proxy statement and to serve as a director if elected.

The Board of Directors recommends that you vote “FOR” each of the five nominees named below, all of whom currently are directors of the Company. Of the five nominees, three of them, Messrs. Lerner, Novelly and Mikles, are independent of the Company as determined under applicable rules and regulations of the NASDAQ Stock Market. Unless authority to vote for one or more of the nominees is specifically withheld, the persons named in the enclosed proxy card intend to vote “FOR” the election of each of the five nominees named below. The Board of Directors does not contemplate that any of the nominees will not be able to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

G. Louis Graziadio III Age 60 – Chief Executive Officer and Chairman of the Board of the Company since June 1996. He is also the Chairman and CEO of Second Southern Corp., which is the manager of Ginarra Partners, LLC, a Los Angeles based holding company with investments in various corporations, including the Company. Mr. Graziadio also serves on the Boards of Directors of Acacia Research, Inc., and True Religion Apparel, Inc.

Perry A. Lerner Age 66 – Director since June 1996. Mr. Lerner is the Managing Director of CPW Capital, in New York, NY, a financial advisory firm. A graduate of Harvard Law School and Claremont McKenna College, Mr. Lerner is a member of the State Bar of New York, State Bar of California and American Bar Association.

Lee E. Mikles Age 53 – Director since June 1996. Mr. Mikles is President and CEO of FutureFuel Corp., a chemical and biofuels manufacturer with headquarters in St. Louis, MO. From 1999 through 2005, Mr. Mikles was the Chairman of Mikles/Miller Management, Inc., a registered investment adviser. He also serves on the Board of Directors of FutureFuel Corp.

Paul A. Novelly Age 66 – Director since June 1996. Mr. Novelly is Chief Executive Officer of Apex Oil Company, Inc. a petroleum trading, storage and transportation company headquartered in St. Louis, MO, and St. Albans Global Management LLLP, a privately held Delaware limited liability company, and is Chairman of World Point Terminals Inc., a publicly-held Canadian company headquartered in Montreal, Quebec, Canada. Mr. Novelly also is a director and Chairman of the Board of FutureFuel Corp.

William R. Lang Age 50 – Director since June 2006. Mr. Lang is a certified public accountant and currently is the President of GIC Enterprises, an investment company based in Los Angeles, California which manages commercial real estate. From June 1995 through May 2005 he was employed by the Los Angeles CPA firm of Balser, Horowitz, Frank & Wakeling, including serving as president of that firm from January 2000 through May 2005. Mr. Lang is the chief financial officer of Second Southern Corporation, a Los Angeles based holding company, which is controlled by Mr. Graziadio, the Company’s chairman and chief executive officer. GIC Enterprises is controlled by adult siblings of Mr. Graziadio. Mr. Lang also is a trustee of the Graziadio Family Trust, which owns in excess of 20% of the Company’s common stock.

Vote Required for Approval of Proposal No. 3

The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed proxy marked “WITHHELD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Thus, five directors with the most affirmative votes will be elected at the Meeting.

Recommendation of our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Relationships Among Directors or Executive Officers

Mr. Graziadio and Mr. Mikles are first cousins; otherwise, there are no family relationships existing between the officers and directors of the Company.

Board Meetings and Committees of the Board

During the fiscal year ended December 27, 2008 (“Fiscal 2008”), there were two meetings of the Board of Directors. All of the directors attended at least 75% of the Board meetings, except Mr. Lerner who attended one of the two meetings. The Company has an Executive Committee and standing Audit and Compensation Committees of the Board.

The members of the Audit Committee are Messrs. Mikles, Lerner and Lang. Mr. Mikles and Mr. Lerner are independent of the Company while Mr. Lang is employed by a company affiliated with Mr. Graziadio, the Company’s chief executive officer, and is not independent of the Company. The Audit Committee has a written charter, a copy of which is attached as Annex E. The Audit Committee reviews the Company’s financial statements and internal accounting procedures with the Company’s independent auditors, McGladrey & Pullen, LLP. The Audit Committee also considers and discusses with McGladrey & Pullen, LLP all auditing procedures and fees, and the possible effects of professional services upon the independence of McGladrey & Pullen, LLP. The Audit Committee held four meetings during Fiscal 2008. Mr. Lang and Mr. Mikles attended all of the meetings and Mr. Lerner attended three of the four meetings. The Board has determined that Mr. Lang qualifies as an audit committee financial expert under SEC Regulation S-K 401(h). The designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liabilities greater than the duties, obligations and liabilities imposed on other members of the Audit Committee and does not affect the duties, obligations and liabilities of the other members of the Audit Committee.

The members of the Compensation Committee are Messrs. Lerner and Novelly, each of whom is independent of the Company. The Compensation Committee does not have a formal written charter. The Compensation Committee has the authority to determine and authorize the compensation and benefits paid to the Company’s senior management or may make recommendations to the Board concerning such matters for consideration by the entire Board. The Compensation Committee also makes determinations under the Company’s various plans providing incentive compensation for management, directors and consultants. During Fiscal 2008, the Compensation Committee took action once by unanimous written consent.

The members of the Executive Committee are Messrs. Graziadio, Lerner, Mikles and Lang. The Executive Committee generally has and may exercise all the powers and authority of the full Board in the management of the business and affairs of the Company, but specifically does not have the power or authority to do any of the following: (i) amend the Company’s certificate of incorporation (except as permitted by applicable law with respect to fixing the number, designations, preferences and rights of shares of stock to be issued by the Company in certain circumstances); (ii) adopt an agreement of merger or consolidation; (iii) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; (iv) recommend to the stockholders a dissolution of the Company or a revocation of a dissolution; (v) amend the by-laws of the Company; (vi) declare a dividend; or (vii) authorize the issuance of stock. Authority with respect to the excepted matters is reserved to the Board. The full Board may act to rescind any actions previously taken by the Executive Committee.

The Company does not have a standing Nominating Committee. Given the Company’s size and its shareholder base, the Board believes it appropriate not to have a nominating committee at this time. All directors currently participate in consideration of director nominees. Alternatively, the Executive Committee of the Board can act as a nominating committee. Three of the five current Board members are independent of the Company and two of the four current members of the Executive Committee are independent. The Board of Directors will consider director nominees recommended by stockholders. Any such recommendations should be sent in writing to the Company at its principal executive offices, to the attention of the Secretary.

The Company does not have a policy requiring Board members’ attendance at annual meetings of the stockholders and only one director attended the Company’s last annual meeting of stockholders.

Certain Relationships and Related Transactions

The Company reimburses or pays costs and expenses incurred by Second Southern Corp. and Ginarra Partners, LLC, companies affiliated with Mr. Graziadio, in connection with Mr. Graziadio’s execution of his duties as chairman and chief executive officer of the Company. These costs include clerical and administrative support, travel and entertainment expenses, and certain direct overhead costs including, but not limited to, postage, communication charges and office supplies. Payments to such affiliates of Mr. Graziadio for such costs and expenses in fiscal years 2008, 2007 and 2006 were $135,673, $154,415 and $130,998, respectively. William R. Lang, a director of the Company, is the chief financial officer of Second Southern Corp.

James F. Sanders, corporate secretary of the Company, provides general counsel services to the Company. During Fiscal 2008, Mr. Sanders was paid $127,775 for legal services. Mr. Sanders also is employed by Apex Oil Company, Inc., a company controlled by Paul A. Novelly, a director of the Company.

Richard Bern, a former president of the Company’s Boss Manufacturing Company subsidiary, currently provides executive services to the Company as an operations consultant. Mr. Bern provides services in all of the Company’s significant operational areas, including sales, production, distribution and purchasing, including relations with foreign vendors.

On July 30, 2004, the Company acquired all outstanding shares of common stock of Galaxy Balloons, Incorporated (“Galaxy”) from Terrence J. Brizz, who continues to serve as president of Galaxy. Under the stock purchase agreement, Mr. Brizz received payment of: (i) $200,000 of deferred purchase price, payable in two equal annual increments of $100,000 each on the first and second anniversaries of the purchase date, (ii) $50,000 under a non-compete agreement, similarly payable in two equal annual installments of $25,000 each, and (iii) up to an additional $400,000 of earn-out payments depending upon Galaxy’s financial performance during fiscal years 2005 through 2007. During Fiscal 2006, the Company paid $125,000 to Mr. Brizz in connection with the deferred purchase price and non-compete provisions of the Galaxy stock purchase agreement and $200,000 in earn-out payment with respect to Galaxy’s 2005 financial performance. Galaxy’s financial performance during Fiscal 2006 also exceeded the specified contractual benchmarks, thereby entitling Mr. Brizz to the final $200,000 earn-out payment, which amount was paid in March, 2007.

Compensation Committee Information

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s executive compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to executive officers) and review and approve annually the compensation relating to executive officers. Generally, the CEO makes recommendations to the Committee regarding compensation for all other executives and the Committee reviews the performance of all executive officers and makes a final determination on executive compensation for the CEO. The Committee then reports its decisions regarding compensation for the CEO to the Board for ratification.

The philosophy of the Committee relating to executive compensation is that the executive officers should be compensated in amounts and in a manner designed to (i) attract, motivate and retain talented executives who are capable of attaining the Company’s goals in a competitive and changing environment, (ii) encourage and reward superior performance, and (iii) strengthen the relationship between executive pay and shareholder value. For certain matters, the Committee periodically has retained management and benefits consultants, to provide advice on the type and amount of compensation to be paid to executive officers and concerning the Company’s equity compensation plans, but the Committee does not delegate it decision-making authority to such consultants.

The Company’s Fiscal 2008 and current total compensation programs for executive officers consist of both cash and stock-based compensation. Salary levels for Company executives are reviewed and may be adjusted annually. In determining appropriate salaries, the Committee considers the CEO’s recommendations as to compensation for other officers, the scope of responsibility and individual performance for each officer, overall corporate performance, and general pay practices of industry competitors and other companies similarly situated to the Company. The members of the Committee have strong backgrounds in the regulation and management of both private and publicly held companies and use their experience to help evaluate the Company’s executive pay practices. Evaluation of corporate performance takes into account special circumstances such as general economic and competitive conditions and unusual events which can have a material effect on the Company’s operating results compared with budgeted levels. The Committee’s analysis is a subjective process that utilizes no specific weighting or formula for these factors in determining salary amounts.

Stock-based compensation for executive officers has been provided under the Company’s 1998 Employee Plan, as amended, and the 2004 Stock Plan. Under these Plans, the stock-based compensation awarded and vesting periods are decided at the discretion of the Committee. The Committee has not utilized any specific formula for determining stock-based compensation. All stock-based compensation provided by the Company to date has been in the form of stock options, but under the Company’s 2004 Stock Plan the Committee has the flexibility to utilize restricted stock grants and/or SAR’s if it so determines. Any such grants and their timing are made by the Committee in its discretion.

In determining the total compensation for the CEO for Fiscal 2008, the Compensation Committee considered all of the matters discussed above and in its discretion determined to utilize strictly cash compensation. Reimbursement of certain expenses incurred by Mr. Graziadio and a company affiliated with Mr. Graziadio in connection with the Company’s business is discussed above in the section titled “Certain Relationships and Related Transactions.”

Non-equity incentive plan compensation for Mr. Bern for Fiscal 2008 was set by an annual executive incentive plan approved by the Committee. Incentive amounts were determined based on the Company’s earnings before taxes, with the executive eligible to earn incentive compensation as a percentage of earnings for the full year. The Company’s earnings before taxes must exceed a predetermined hurdle amount before any amounts are payable. Percentages increase on a sliding scale as Company earnings increase. The hurdle amounts, percentages and payment terms are established by the Committee in its discretion after review and recommendation by the Company’s chief executive officer. Incentive amounts earned for Fiscal 2008 were payable in two equal installments, one in March, 2009 and the other in March, 2010, with the 2010 installment dependent upon the executive’s continued service to the Company and the Company’s continued profitability in Fiscal 2009.

Non-equity incentive plan compensation for Mr. Brizz and Mr. Donze for Fiscal 2008 was set pursuant to similar plans which measure the earnings before taxes of the subsidiary directed by the particular executive, rather than the earnings of the entire Company as is the case for Mr. Bern’s incentive plan. Again, the subsidiary earnings must exceed predetermined hurdle amounts and bonus percentages increase with increased earnings. The incentive plan compensation of Mr. Brizz and Mr. Donze is reviewed and recommended to the Compensation Committee by Mr. Bern and the Company’s chief executive officer.

Due to its relatively small size, the Company currently does not have any defined benefit retirement or pension programs for its executive officers. Accordingly, the Committee’s decisions regarding the provision of equity-based compensation currently is not impacted by consideration of other retirement or pension benefits to which the executive officer may be entitled. The Company currently does not have any contracts in place with executive officers that could result in the payment of compensation as a result of termination or a change-in-control. Although the Company encourages equity ownership by management, it does not have any program or policy requiring any particular form or amount of equity ownership. The Committee has not engaged in any benchmarking of total compensation for management as it is not aware of any similarly-sized, publicly-held, industry competitors in the Company’s operating segments.

EXECUTIVE OFFICERS OF THE COMPANY

The following is a list of the names and ages of the executive officers of the Company and its principal subsidiaries as of the date of this Proxy Statement, indicating all positions and offices with the Company held by each such person, and each such person’s principal occupations or employment during the past five years.

BOSS HOLDINGS, INC.

		Positions and Offices Held and Principal
Name	Age	Occupations or Employment during past 5 years
G. Louis Graziadio III	60
Chairman of the Board and CEO of the Company since June 1996. He is also the Chairman and CEO of Second Southern Corp., which is the manager of Ginarra Partners, LLC, a holding company with investments in various corporations, including the Company.

Steven G. Pont	55
Vice President – Finance since January, 2007. From August 2006 through January 2007, he served as vice president/finance of H.C. Duke & Son, Inc., a manufacturer and distributor of ice cream and frozen desert equipment, located in East Moline, Illinois. From 1999 through May, 2006, he was Vice President and Chief Financial Officer of Bomag Americas, Inc., a worldwide leader in the manufacture and distribution of compaction equipment.

Terrence J. Brizz	55	President of Galaxy Balloons, Incorporated, a subsidiary of the Company, since its acquisition in July 2004. Prior to the Company’s acquisition of Galaxy, Mr. Brizz was its sole shareholder and CEO.

William E. Donze, Jr.	59	President of Boss Pet Products, Inc., a Company subsidiary, since its organization in October, 2002. Prior to that he was the president of Roccorp, Inc., whose assets were acquired by the Company.

James F. Sanders	52
Secretary and General Counsel of the Company since October 1998. Vice President of Boss Manufacturing Company since January 2007. Mr. Sanders also serves as corporate counsel for Apex Oil Company, Inc., an affiliate of Mr. Paul A. Novelly, a director of the Company.

In addition to the named executive officers, Richard Bern, age 61, has served as an operations consultant to the Company since March 1999. In his capacity as a consultant, Mr. Bern currently exercises executive responsibilities in many sales and distribution functions under the review and direction of the Company’s chief executive officer. Mr. Bern has extensive experience in importing, distribution and sales of consumer goods and previously served as president of Boss Manufacturing Company during 1996 and 1997. Since then he has been a private investor and worked as a consultant to various manufacturing and distribution firms, including the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth, as of December 28, 2009, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person known by the Company to be beneficial owner of more than five percent of the outstanding shares of Company common stock, (ii) each director; (iii) each named Executive Officer; and (iv) all directors and executive officers as a group.

	Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	No. of Shares	% of Class(2)
Ginarra Partners, LLC(3)	576,388	24.62%
149 Palos Verdes Blvd., Suite G
Redondo Beach, CA 90277
Graziadio Family Trust u/d/t 10-13-1975(4)	410,519	17.54%
16633 Ventura Boulevard, Suite 510
Encino, CA 91436
G. Louis Graziadio III(5)	287,500	12.28%
Chairman, President and CEO
Advisory Research, Inc.(6)	138,150	6.53%
180 No. Stetson St., Suite 5500
Chicago, IL 60601
Perry A. Lerner(7)	67,004	2.86%
Director
Lee E. Mikles(7)	27,500	1.17%
Director
Paul A. Novelly(7)(8)	114,783	4.90%
Director
William R. Lang(9)(10)	10,000	*
Director
Richard Bern(11)	28,500	1.22%
Operational Consultant
James F. Sanders(9)(12)	20,000	*
Secretary and General Counsel
All Directors and Executive Officers as a Group	1,542,194	65.88%
(Excludes Advisory Research, Inc.)
____________________

(1)
Unless otherwise noted, the Company believes all persons named in the table have sole voting and investment power with respect to shares of common stock beneficially owned by them. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial” owner of securities if he or she has or shares the power to vote or direct the voting of such securities or the power to direct the disposition of such securities. More than one person may be deemed to be a beneficial owner of the same securities.

(2)	Percent of class owned is based on the number of shares outstanding plus options exercisable by the named beneficial owners. An asterisk in this column indicates that the named person holds less than 1% of the issued and outstanding shares.

(3)	Mr. Graziadio has sole voting and investment power over these shares in his capacity as chief executive officer of Second Southern Corp., which is the manager of Ginarra Partners, LLC. Mr. Graziadio disclaims any pecuniary interest or beneficial ownership of the shares owned by Ginarra Partners, LLC.

(4)	Shares are owned by the Graziadio Family Trust, a trust established by Mr. Graziadio, but as to which he is neither a trustee nor a beneficiary. Mr. Graziadio disclaims beneficial ownership of all shares owned by the Graziadio Family Trust. Mr. Lang and Mr. Sanders serve as two of the three trustees of the Graziadio Family Trust.

(5)	Includes a total of 134,500 shares subject to options granted under the Company’s incentive stock plans. Does not include 576,388 shares held by Ginarra Partners, LLC, as to which Mr. Graziadio has sole voting and investment power by virtue of being the chief executive officer of the manager of Ginarra Partners. Does not include 410,519 shares which are owned by the Graziadio Family Trust, a trust established by Mr. Graziadio, but as to which he is neither a trustee nor a beneficiary. Mr. Graziadio disclaims beneficial ownership of all shares owned by the Graziadio Family Trust and Ginarra Partners, LLC.

(6)	Based on a Schedule 13G filed by Advisory Research, Inc. with the SEC on February 9, 2009.

(7)	Includes 15,500 shares subject to options granted under the Company’s 1998 Director Plan.

(8)	Includes 87,283 shares which are owned by St. Albans Global Management LLLP, a Delaware limited liability limited partnership, as to which Mr. Novelly is the chief executive officer. Mr. Novelly disclaims beneficial ownership of the shares owned by St. Albans Global Management LLLP.

(9)	Mr. Lang and Mr. Sanders serve as two of the three trustees of the Graziadio Family Trust (“Trust”) (see footnote 4 above). As a trustee, each shares voting and investment power with respect to the 410,519 shares owned by the Trust. Each of Mr. Lang and Mr. Sanders disclaims any pecuniary interest in or beneficial ownership of the shares owned by the Trust.

(10)	Includes 10,000 shares subject to options granted under the Company’s 2004 Stock Plan.

(11)	Includes 20,000 shares subject to options granted under the Company’s 1998 Employee Plan.

(12)	Includes 10,000 shares subject to options granted under the Company’s 2004 Stock Plan and 4,000 shares subject to options granted under the Company’s 1998 Employee Plan.

PROPOSAL NO. 4: APPOINTMENT OF MCGLADREY & PULLEN, LLP AS THE
COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
DECEMBER 26, 2009

The firm of McGladrey & Pullen, LLP, Certified Public Accountants (“McGladrey”), served as the independent auditors of the Company’s year-end financial statements for Fiscal 2008, and the Board of Directors recommends the appointment of McGladrey as the Company’s independent auditors for the fiscal year ending December 26, 2009. The Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies “FOR” such proposal. If the stockholders do not approve this selection, the Board will consider other firms for this engagement. The Audit Committee of the Board has determined that the provision of non-audit services to the Company by McGladrey is compatible with maintaining their independence as the Company’s principal accountants.

The Company has been advised by McGladrey & Pullen, LLP that they will not have a representative present at the Meeting and therefore will neither make any statement at the meeting nor be available to respond to stockholder questions.

Votes Required for Approval of Proposal No. 4

The affirmative vote of a majority of the votes cast by all the stockholders entitled to vote for this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum. However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF McGLADREY & PULLEN, LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 2009.

AUDIT COMMITTEE

The Audit Committee approves the engagement of the Company’s independent auditors prior to their rendering of audit or non-audit services and sets their compensation. Pursuant to SEC regulations, the Audit Committee approves all fees payable to the independent auditors for all routine and non-routine services provided. The Audit Committee considers and approves the budget for the annual audit and financial statement review services on a fixed fee basis prior to initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance and other services, generally are pre-approved on a case-by-case basis. All of the fees paid to the independent auditors in Fiscal 2008 were pre-approved by the Audit Committee.

Audit Fees: During Fiscal 2008, the Company incurred fees of $130,050 for audit and financial statement review services from McGladrey and $131,000 for those services during Fiscal 2007.

Audit-Related Fees: For Fiscal 2008, the Company did not incur any additional fees to McGladrey for audit related services and $1,400 for those services during Fiscal 2007.

Tax Fees: During Fiscal 2008, the Company incurred fees of $99,400 to RSM McGladrey, Inc. (RSM), an affiliate of McGladrey, for tax compliance, tax advice and tax planning. During Fiscal 2007, the Company incurred fees of $47,125 to RSM for such services. Additional state tax services were required in 2008 for voluntary disclosure to states not previously filed in. This accounted for the increase in 2008 tax related fees to RSM.

All Other Fees: During Fiscal 2008 and Fiscal 2007, the Company incurred no fees for services other than audit, audit-related and tax-related services from McGladrey.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors (“Audit Committee”) has reviewed and discussed the audited financial statements with management and with the Company’s independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2008 for filing with the Securities and Exchange Commission. A majority of the current members of the Audit Committee are “independent” of the Company under the rules and regulations of the NASDAQ Stock Market. A copy of the Audit Committee’s written charter is attached as Annex E.

Audit Committee Members:	Lee E. Mikles	Perry A. Lerner	William R. Lang

MEETING AND VOTING INFORMATION

Outstanding Voting Securities and Voting Rights

The close of business on ________________, 2010, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting or any adjournments or postponements of the Meeting. As of _____________________, 2010, the Company had outstanding and entitled to vote approximately _________________shares of Common Stock. Each share of our common stock is entitled to one vote.

Information Concerning Proxies; Revocation of Proxies

Sending in a signed proxy will not affect your right to attend the Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to us prior to the Meeting, and which have not been revoked, unless otherwise directed by you, will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement. You may revoke your proxy at any time before it is voted either by (i) filing with the Secretary of the Company, at its principal executive offices, 1221 Page Street, Kewanee, Illinois 61443, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) by attending the Meeting, delivering written notice of revocation of your proxy and voting your shares in person.

Solicitation of Proxies

The expenses of this solicitation will be paid by the Company. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company, who will receive no additional compensation therefore. The Company does not anticipate utilizing the services of any outside firm for the solicitation of proxies for the Meeting. The Company will pay persons holding stock in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the reasonable expense of forwarding soliciting material to their principals.

Quorum and Certain Voting Matters

A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. There is no cumulative voting with respect to any matter submitted for vote of the stockholders. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have the discretionary authority as to certain Common Stock (a “broker non-vote”), those shares will not be considered present and entitled to vote with respect to that matter.

The affirmative vote of a majority of all shares of Common Stock issued and outstanding and entitled to vote at the Meeting will be required to approve the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy and entitled to vote at the Meeting will be required to ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009. In determining whether the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split have received the requisite number of affirmative votes, broker non-votes will have the effect of a negative vote. In determining whether the proposals for election of directors and appointment of the independent auditors have received the requisite number of affirmative votes, broker non-votes will be disregarded and have no effect on the outcome of the vote on those matters. Under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have the effect of a vote against the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split and no effect on the proposal regarding the election of directors and ratification of our Audit Committee’s appointment of McGladrey.

Although stockholders will be voting separately on the Reverse Stock Split and the Forward Stock Split, we will not effect either the Reverse Stock Split or the Forward Stock Split unless both proposals are approved by stockholders.

Voting of Proxies

Shares represented by properly executed proxies, whether delivered by fax or by physical proxies, will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted “FOR” the proposed amendments to the Certificate of Incorporation to effect the Reverse Stock Split and the Forward Stock Split, “FOR” the election of the directors of the Company and “FOR” the ratification of the Company’s independent auditors.

The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. If any such other matter is duly presented and in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter, including any stockholder proposal or other matter of which the Company did not receive proper notice.

Adjournment or Postponement

The Meeting may be adjourned or postponed. Any adjournment may be made without notice, other than by an announcement made at the Meeting. The favorable vote of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the adjournment proposal, may adjourn the meeting. Any adjournment or postponement of the Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Meeting as adjourned or postponed. Stockholders are not being asked to provide discretionary authority to postpone or adjourn the Meeting in order for additional proxies to be solicited.

FINANCIAL INFORMATION

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for the years ended December 27, 2008 and December 29, 2007 and from unaudited consolidated interim financial statements as of and for the nine months ended September 26, 2009 and September 27, 2008. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and results of operations of the Company, have been included. Results for the nine months ended September 26, 2009 may not be indicative of results to be realized for the entire year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – SUMMARIZED
(Dollars in Thousands, Except Per Share Data)

	September 26,
	2009	December 27,	December 29,
ASSETS	(Unaudited)	2008	2007
Current assets:	$30,079	$29,652	$28,596
Noncurrent assets:	8,261	8,776	10,391
Total assets	$38,340	$38,428	$38,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:	$5,284	$4,965	$5,331
Noncurrent liabilities:	807	1,753	2,254
Total liabilities	$6,091	$6,718	$7,585

Stockholders' equity:	32,249	31,710	31,402
Total liabilities and stockholders’ equity	$38,340	$38,428	$38,987

Outstanding Shares	2,116,047	2,036,047	2,018,345
Net book value per share	$15.24	$15.57	$15.56

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – SUMMARIZED
(Dollars in Thousands, Except Per Share Data)

	Nine Months	Nine Months	Twelve	Twelve
	Ended	Ended	Months	Months
	September 26,	September 27,	Ended	Ended
	2009	2008	December 27,	December 29,
	(Unaudited)	(Unaudited)	2008	2007
Net sales	$34,729	$40,711	$55,732	$55,197
Cost of sales	26,192	30,951	41,961	40,817
Gross profit	8,537	9,760	13,771	14,380
Operating expenses	7,685	8,640	12,451	11,924
Operating income	852	1,120	1,320	2,456
Other income (expense):	(147)	(189)	(251)	(179)
Income tax expense	409	378	531	911
Net Income	$296	$553	$538	$1,366
Weighted average shares outstanding	2,096,120	2,018,345	2,022,758	2,010,449
Diluted average shares outstanding	2,201,094	2,211,965	2,206,171	2,205,012
Earnings per share from continuing
operations	$0.41	$0.55	$0.65	$1.22
Basic earnings per common share	$0.14	$0.27	$0.27	$0.68
Diluted earnings per common share	$0.13	$0.25	$0.24	$0.62

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma consolidated balance sheet as of September 26, 2009 and the unaudited pro forma consolidated statements of operations for the fiscal year ended December 27, 2008 and for the nine months ended September 26, 2009, show the pro forma effect of the Transaction. The historical amounts as of and for the nine months ended September 26, 2009 were derived from the Company’s unaudited consolidated financial statements that were included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2009. The historical amounts for the fiscal year ended December 27, 2008 were derived from the Company’s audited consolidated financial statements that were included in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2008.

The pro forma information below gives effect of the Transaction based on shares anticipated to be repurchased and non-recurring expenses incurred to effect the Transaction. The Transaction assumes that 40,337 shares are purchased at a price of $7.65 per share (subject to any applicable U.S. federal, state and local withholding tax). Pro forma adjustments to the pro forma consolidated balance sheet are computed as if the Transaction had occurred at September 26, 2009, and December 27, 2008, respectively, while the pro forma consolidated statements of operations are computed as if the Transaction had occurred at the beginning of the designated periods. Anticipated cost savings resulting from the Transaction are not reflected in the pro forma financial information.

The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been if the Transaction had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future.

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 27, 2008, and in our Quarterly Report on Form 10-Q for the quarter ended September 26, 2009, which are incorporated by reference in this Proxy Statement. Please see the information set forth below under the captions “Where You Can Find More Information” and “Documents Incorporated By Reference.”

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	September 26,			Pro Forma
	2009	Pro Forma		September 26,
	(Unaudited)	Adjustments		2009
Assets
Current Assets:
Cash and cash equivalents	$5,641	$(469)	(1)	$5,172
Accounts receivable, net	7,537			7,537
Inventories	15,367			15,367
Deferred tax asset	1,141			1,141
Prepaid expenses and other	393			393
Total current assets	30,079	(469)		29,610

Property and Equipment, net	3,174			3,174

Other assets	194			194
Intangibles, net of amortization	308			308
Goodwill	2,853			2,853
Deferred tax asset	1,732			1,732
	$38,340	$(469)		$37,871

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term obligations	$1,136			1,136
Accounts payable	1,839			1,839
Accrued payroll and related expenses	871			871
Accrued promotional expenses	898			898
Other accrued liabilities	540	(64)	(2)	476
Total current liabilities	5,284	(64)		5,220

Long-Term Obligations, net of current portion	605			605

Deferred Compensation	202			202

Stockholders’ Equity:
Common stock, $.25 par value; authorized 10,000,000
shares; issued and outstanding 2,116,047	529	(10)		519
Additional paid-in capital	66,645	(299)		66,346
Accumulated (deficit)	(34,975)	(96)	(2)	(35,071)
Accumulated other comprehensive income	50			50
Total stockholders’ equity	32,249	(405)		31,844
	$38,340	$(469)		$37,871

The accompanying notes are an integral part of these
statements.

Outstanding shares	2,116,047	(40,337)		2,075,710
Net book value per share	$15.24			$15.34

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	December 27,			Pro Forma
	2008	Pro Forma		December 27,
	(Unaudited)	Adjustments		2008
Assets
Current Assets:
Cash and cash equivalents	$803	$(560)	(1)	$243
Accounts receivable, net	8,256			8,256
Inventories	18,929			18,929
Deferred tax asset	1,141			1,141
Prepaid expenses and other	523			523
Total current assets	29,652	(560)		29,092

Property and Equipment, net	3,340			3,340

Other assets	48			48
Intangibles, net of amortization	457			457
Goodwill	2,853			2,853
Deferred tax asset	2,078			2,078
	$38,428	$(560)		$37,868

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term obligations	$496			496
Accounts payable	1,860			1,860
Accrued payroll and related expenses	1,123			1,123
Accrued promotional expenses	991			991
Other accrued liabilities	495	(100)	(2)	395
Total current liabilities	4,965	(100)		4,865

Long-Term Obligations, net of current portion	1,607			1,607

Deferred Compensation	146			146

Stockholders’ Equity:
Common stock, $.25 par value; authorized 10,000,000
shares; issued and outstanding 2,116,047	509	(10)	(3)	499
Additional paid-in capital	66,521	(299)	(3)	66,222
Accumulated (deficit)	(35,271)	(151)	(2)	(35,422)
Accumulated other comprehensive (loss)	(49)			(49)
Total stockholders’ equity	31,710	(460)		31,250
	$38,428	$(560)		$37,868

The accompanying notes are an integral part of these
statements.

Outstanding shares	2,036,047	(40,337)		1,995,710
Net book value per share	$15.57			$15.66

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

	Nine			Pro Forma
	Months			Nine
	Ended			Months
	September 26,			Ended
	2009	Pro Forma		September 26,
	(Unaudited)	Adjustments		2009
Net sales	$34,729			$34,729

Cost of sales	26,192			26,192

Gross profit	8,537			8,537

Operating expenses	7,685	160	(4)	7,845

Operating income	852	(160)		692

Other income (expense):
Interest income	14			14
Interest expense	(201)			(201)
Other	40			40
	(147)	-		(147)

Income before income tax	705	(160)		545

Income tax expense	409	(64)	(5)	345
Net Income	$296	$(96)	(5)	$200

Weighted average shares outstanding	2,096,120	(40,337)	(6)	2,055,783
Basic earnings per common share	$0.14			$0.10

Diluted average shares outstanding	2,201,094	(40,337)	(6)	2,160,757
Diluted earnings per common share	$0.13			$0.09

BOSS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – PRO FORMA
(Dollars in Thousands, Except Per Share Data)

				Pro Forma
	Twelve			Twelve
	Months			Months
	Ended			Ended
	December 27,	Pro Forma		December 27,
	2008	Adjustments		2008
Net sales	$55,732			$55,732

Cost of sales	41,961			41,961

Gross profit	13,771			13,771

Operating expenses	12,451	251	(4)	12,702

Operating income	1,320	(251)		1,069

Other income (expense):
Interest income	40			40
Interest expense	(313)			(313)
Other	22			22
	(251)			(251)

Income before income tax	1,069	(251)		818

Income tax expense	531	(100)	(5)	431
Net Income	$538	$(151)	(5)	$387

Weighted average shares outstanding	2,022,758	(40,337)	(6)	1,982,421
Basic earnings for common share	$0.27			$0.20

Diluted average shares outstanding	2,206,171	(40,337)	(6)	2,165,834
Diluted earnings for common share	$0.24			$0.18
____________________

(1)
Represents the impact on the September 26, 2009 and the December 27, 2008 historical balance sheets of cash used to effect the Transaction. The estimated cash required is approximately $560,000, which consist of $309,000 for the shares subject to the Transaction and $251,000 of Transaction related expenses. Of the $560,000 estimated required cash, $91,000 was recorded as expense prior to September 26, 2009.

(2)	Retained earnings and income taxes payable are reduced for the estimated transaction related expenses, as of September 26, 2009 and December 27, 2008.

(3)	Represents the reduction to common stock and paid in capital for the shares subject to the transaction.

(4)	Represents the remaining Transaction related expenses, consisting of consulting costs, legal costs, transfer agent fees, filing and printing cost.

(5)	Reflects the estimated tax and income effect of the Transaction related expenses.

(6)	Pro forma basic and diluted weighted outstanding shares are adjusted based on the assumed redemption of 40,337 shares.

Ratio of Earnings to Fixed Charges

BOSS HOLDINGS, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands, Except Ratio Data)

				Pro Forma	Actual
	Pro Forma	Actual	Actual	Twelve	Twelve
	Nine Months	Nine Months	Nine Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 26,	September 26,	September 27,	December 27,	December 27,
	2009	2009	2008	2008	2008
Income before income tax	$545	$705	$931	$818	$1,069
Fixed Charges	61	61	82	106	106

Income available to cover fixed charges	$606	$766	$1,013	$924	$1,175

Fixed Charges
Interest	59	59	80	104	104
Interest portion of rental expense	2	2	2	2	2
Total fixed charges	$61	$61	$82	$106	$106

Ratio of earnings to fixed charges(a)	9.9 x	12.6 x	12.4 x	8.7 x	11.1 x

(a)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness and the portion of rental expense that management believes is representative of the interest factor.

STOCKHOLDER COMMUNICATION AND PROXY PROPOSALS

Proposals of stockholders relating to the Company’s next Annual Meeting must be received in writing by the Company at its principal executive offices a reasonable time before the Company begins to print and send its proxy materials in connection with that meeting in order to be included in the Company’s Proxy Statement and form of proxy relating to that meeting. Such proposal also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Other communications by stockholders intended for the Board of Directors or any particular Board members should be sent in writing to the Company’s principal executive offices to the attention of the corporate secretary. The corporate secretary will distribute such communications directly to Board members.

PROXY MATERIALS DELIVERED TO A SHARED ADDRESS

The Company, upon written or oral request, will deliver without charge a separate copy of the Company’s Annual Report on Form 10-K and/or this Proxy Statement, as may be requested, to any stockholder at a shared address to which only a single copy of such materials was delivered pursuant to SEC Rule 14a-3(e).

WHERE YOU CAN FIND MORE INFORMATION

The Transaction is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Steven G. Pont, Vice President – Finance, Boss Holdings, Inc., 1221 Page Street, Kewanee, IL 61443.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public over the Internet at the SEC’s Website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in any other subsequently filed document.

Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2008, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules. Our most recent quarterly report on Form 10-Q for the nine month period ended September 26, 2009, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules. The Company’s Form 10-K was filed with the SEC on March 27, 2009, its Form 10-K/A was filed with the SEC on April 28, 2009, its Form 10-Q for the quarter ended March 28, 2009 was filed with the SEC on May 12, 2009, its Form 10-Q for the quarter ended June 27, 2009 was filed with the SEC on August 11, 2009, and its Form 10-Q for the quarter ended September 26, 2009 was filed with the SEC on November 10, 2009. We are delivering to you with this Proxy Statement copies of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2008 and our Quarterly Report on Form 10-Q for the quarter ended September 26, 2009.

This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC. They contain important information about the Company and its financial condition.
  Our Annual Report on Form 10-K, as amended, for the year ended December 27, 2008.

  Our Quarterly Report on Form 10-Q for the quarter ended March 28, 2009.

  Our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009.

  Our Quarterly Report on Form 10-Q for the quarter ended September 26, 2009.

  Our Current Reports on Form 8-K filed on August 27, 2008 and November 4, 2009.
This Proxy Statement incorporates by reference our financial statements that are contained in certain documents that we have previously filed with the SEC, as follows:
  Our audited Consolidated Balance Sheets for the years ended December 27, 2008 and December 29, 2007, our audited Consolidated Statements of Income for the years ended December 27, 2008 and December 29, 2007, our audited Consolidated Statements of Cash Flows for the years ended December 27, 2008 and December 29, 2007 and the Notes to our audited Consolidated Financial Statements, in each case that are contained in our Annual Report on Form 10-K for the year ended December 27, 2008; and

  Our unaudited Consolidated Balance Sheets for the nine months ended September 26, 2009, our unaudited Consolidated Statements of Operations for the three and nine months ended September 26, 2009 and September 27, 2008, our unaudited Consolidated Statements of Cash Flow for the nine months ended September 26, 2009 and September 27, 2008, and the Notes to our unaudited Consolidated Financial Statements, in each case that are contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2009.
We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act between the date of this Proxy Statement and the date of the Meeting.

We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Steven G. Pont, Vice President – Finance, Boss Holdings, Inc., 1221 Page Street, Kewanee, IL 61443. These documents are also included in our SEC filings, which you can access electronically at the SEC website located at http://www.sec.gov.

OTHER BUSINESS

The Board does not intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this Proxy Statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY FAX OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

James F. Sanders,
Corporate Secretary

Dated: ____________________, 2010

Annex A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BOSS HOLDINGS, INC.

Boss Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each one hundred (100) issued and outstanding shares of the Corporation’s Common Stock, par value $0.25 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.25 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE FOUR, Section 3 of the Certificate of Incorporation of the Corporation:

“Section 4. Reverse Stock Split. Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding this Section 4 to ARTICLE FOUR (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one hundredth (1/100th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 100 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $7.65 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder owning fewer than 100 shares of Common Stock immediately prior to the effective time of this Amendment.”

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this ____ day of ______________________, 2010.

BOSS HOLDINGS, INC.

By:
Name:
Title:

Annex B

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
BOSS HOLDINGS, INC.

Boss Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each one (1) issued and outstanding share of the Corporation’s Common Stock, par value $0.25 per share, shall be converted into one hundred (100) shares of the Corporation’s Common Stock, par value $0.25 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE IV, Section 4 of the Certificate of Incorporation of the Corporation:

“Section 5. Forward Stock Split. Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding Section 5 to ARTICLE FOUR (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share Common Stock, either issued or outstanding or held by the Corporation as treasury stock, and any fractional share held by any shareholder who holds in excess of one (1) share immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into one hundred (100) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares, such lesser number of shares and fractional shares as may be applicable based upon such 100-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued.”

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this ____________ day of  _____________________________, 2010.

BOSS HOLDINGS, INC.

By:
Name:
Title:

Annex C

Fairness Opinion of TM Capital dated August 26, 2009

August 26, 2009

Board of Directors
Boss Holdings, Inc.
1221 Page Street
Kewanee, IL 61443

Members of the Board of Directors:

       We understand that Boss Holdings, Inc. (the “Company”) intends to effect a 1-for-100 reverse stock split of its common stock, which will then be immediately followed by a 100-for-1 forward stock split (together, the “Transaction”). Following the reverse/forward stock split, the Company would expect to take action to delist its common stock from the Over the Counter Bulletin Board and deregister its common stock under the Securities Exchange Act of 1934, as amended. As a result of the Transaction, (i) each shareholder owning less than 100 shares (the “Fractional Shareholders”) of common stock before the Transaction will be entitled to receive from the Company $7.65 in cash in exchange for each of such shareholder’s pre-split shares of common stock (the “Consideration”); and (ii) each share of common stock held by shareholders owning 100 or more shares will continue to represent one share of the Company’s common stock after the completion of the Transaction.

       You have asked our opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view.

       In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 2004 through 2008;

(2)	Reviewed the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 28, 2009 and June 27, 2009;

(3)	Reviewed the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 27, 2008 on Form 10-K/A;

(4)	Reviewed a draft of the Company’s press release prepared in connection with the Transaction;

Board of Directors
Boss Holdings, Inc.
August 26, 2009

(5)	Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available;

(6)	Visited the Company, toured certain facilities and conducted discussions with members of senior management of the Company concerning its business and prospects;

(7)	Reviewed the historical market prices and trading activity of the Company’s common stock;

(8)	Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant;

(9)	Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant;

(10)	Reviewed a liquidation analysis of the Company prepared by management; and

(11)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

       In preparing our opinion, we have relied upon and assumed, without independent verification, the representations of management of the Company that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company. Management of the Company has advised us, and we have assumed for purposes of rendering this opinion, that there has not been, nor is management aware of any likely, material change (whether favorable or adverse), either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of the Company since June 27, 2009.

       In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed to us by management. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Board of Directors
Boss Holdings, Inc.
August 26, 2009

       This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to stockholders of the Company concerning actions they may take with regard to their holdings. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company with respect to the Transaction.

       TM Capital Corp. is currently acting as financial advisor to the Board of Directors in connection with the Transaction and has received a fee in connection with the rendering of this opinion which is not contingent upon the conclusion reached in the opinion.

       This opinion has been reviewed and approved by the fairness opinion committee of TM Capital Corp.

       On the basis of, and subject to the foregoing, we are of the opinion that the Consideration to be received by the Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such shareholders.

       This opinion has been prepared for the information of the Board of Directors in connection with the Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the Transaction.

Very truly yours, TM CAPITAL CORP.

Annex D

Fairness Opinion of TM Capital dated December 23, 2009

December 23, 2009

Board of Directors
Boss Holdings, Inc.
1221 Page Street
Kewanee, IL 61443

Members of the Board of Directors:

       We understand that Boss Holdings, Inc. (the “Company”) intends to effect a 1-for-100 reverse stock split of its common stock, which will then be immediately followed by a 100-for-1 forward stock split (together, the “Transaction”). Following the reverse/forward stock split, the Company would expect to take action to delist its common stock from the Over the Counter Bulletin Board and deregister its common stock under the Securities Exchange Act of 1934, as amended. As a result of the Transaction, (i) each shareholder owning less than 100 shares (the “Fractional Shareholders”) of common stock before the Transaction will be entitled to receive from the Company $7.65 in cash in exchange for each of such shareholder’s pre-split shares of common stock (the “Consideration”); and (ii) each share of common stock held by shareholders owning 100 or more shares will continue to represent one share of the Company’s common stock after the completion of the Transaction.

       You have asked our opinion as to whether the Consideration to be received by the Fractional Shareholders, pursuant to the Transaction, is fair to such holders from a financial point of view.

       In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 2004 through 2008;

(2)	Reviewed the Company’s Quarterly Reports on Form 10-Q and the related unaudited financial information for the periods ended March 28, 2009, June 27, 2009 and September 26, 2009;

(3)	Reviewed the Company’s Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 27, 2008 on Form 10-K/A;

(4)	Reviewed a draft of the Company’s proxy statement prepared in connection with the Transaction;

Board of Directors
Boss Holdings, Inc.
December 23, 2009

(5)	Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available;

(6)	Visited the Company, toured certain facilities and conducted discussions with members of senior management of the Company concerning its business and prospects;

(7)	Reviewed the historical market prices and trading activity of the Company’s common stock;

(8)	Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant;

(9)	Compared the financial terms of the Transaction with those of certain other transactions which we deemed to be relevant;

(10)	Reviewed a liquidation analysis of the Company prepared by management; and

(11)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

       In preparing our opinion, we have relied upon and assumed, without independent verification, the representations of management of the Company that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company. Management of the Company has advised us, and we have assumed for purposes of rendering this opinion, that there has not been, nor is management aware of any likely, material change (whether favorable or adverse), either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of the Company since September 26, 2009.

       In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed to us by management. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Board of Directors
Boss Holdings, Inc.
December 23, 2009

       This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to stockholders of the Company concerning actions they may take with regard to their holdings. This opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Transaction or the decision of the Board of Directors of the Company with respect to the Transaction.

       TM Capital Corp. is currently acting as financial advisor to the Board of Directors in connection with the Transaction and has received a fee in connection with the rendering of this opinion which is not contingent upon the conclusion reached in the opinion.

       This opinion has been reviewed and approved by the fairness opinion committee of TM Capital Corp.

       On the basis of, and subject to the foregoing, we are of the opinion that the Consideration to be received by the Fractional Shareholders pursuant to the Transaction is fair, from a financial point of view, to such shareholders.

       This opinion has been prepared for the information of the Board of Directors in connection with the Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the Transaction.

Very truly yours, TM CAPITAL CORP.

Annex E

BOSS HOLDINGS, INC.
AUDIT COMMITTEE CHARTER

Status

The Audit Committee (“Committee”) is a committee of the Board of Directors (“Board”) of Boss Holdings, Inc. (“Company”).

Purpose

The Committee shall assist the Board in its oversight responsibilities for (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements pertaining to the presentation of financial statements; (iii) the independent auditor’s qualifications and independence; (iv) performance of the independent auditor and the Company’s internal audit function; and (v) the Company’s system of disclosure controls and procedures and internal controls over financial reporting. The Committee also shall prepare the report required by SEC rules to be included in the Company’s annual report or proxy statement.

Membership

The Committee shall consist of three or more directors the majority of whom in the judgment of the Board shall be independent of the Company under applicable rules and regulations. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. The Board will determine whether at least one member of the Committee qualifies as an “audit committee financial expert” under criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent of the Company, shall be disclosed in periodic filings as may be required by the SEC.

Meetings

The Committee shall meet at least four times per year, with authority to convene additional meetings at such other times determined by the Committee or the chairperson of the Committee. Members may attend Committee meetings in person, or via telephone or video conference. Periodically the Committee will meet with management, the Company’s internal auditor and the independent auditor in separate executive sessions. The Committee also may meet periodically in executive session. For regularly scheduled meetings, meeting agendas will be prepared and provided to members in advance along with other appropriate briefing materials. The chairperson of the Committee shall appoint an attendee of each meeting to prepare minutes of the meeting.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Relationship with Independent Auditor
  Appoint (and recommend that the Board submit for shareholder ratification), compensate and oversee the work of the public accounting firm engaged by the Company as its independent auditor. The independent auditor shall report directly to the Committee.

  Resolve any disagreements between management and the auditor regarding financial reporting.

  Pre-approve all auditing and non-audit services performed by the audit firm. The authority to grant pre-approvals may be delegated to one or more designated member of the Committee whose decisions will be presented tot the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed in periodic reports as required by the SEC.

  Review with members of the public accounting firm selected as the Company’s independent auditor the scope of their prospective audit and such other matters pertaining to such audit as the Committee may deem appropriate.

  Receive from the independent auditor the report required by Independence Standards Board Standard No. 1 as in effect from time to time and discuss the report with the independent auditors. Discuss with the independent auditor the matters required to be discussed under Statement on Auditing Standards (SAS) No. 61, as amended by SAS No. 84 and SAS No. 90.
Financial Statements
  Review and discuss with management and the independent auditor the annual and quarterly financial statements of the Company, including significant estimates made by management and any material changes in accounting principles or practices used in preparing the statements, prior to the filing of reports on Form 10K or Form 10Q with the SEC. Such review is to include (i) items required by SAS 61 as in effect from time to time for annual statements, and SAS 71 as in effect from time to time for quarterly statements, and (ii) all internal control reports. After review of the financials and the draft Form 10K, recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10K.

  Review disclosures made by the Company’s CEO and CFO as part of the Company’s certification process in filing periodic reports concerning internal controls.

  Prepare and deliver to the Board of Directors a report for inclusion in the Company’s annual proxy statement which summarizes the Committee’s activities in compliance with Item 7 of Schedule 14A and/or other applicable regulations of the Securities and Exchange Commission.

  Regularly report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance of the internal and independent auditors.

Internal Controls
  Review and assess the Company’s overall system of internal controls and accounting practices, including controls for detecting accounting and financial reporting errors, fraud, defalcations and legal violations and information technology security.

  Receive copies of the annual comments or recommendations from the Company’s independent auditor on accounting procedures and systems of control; receive and discuss management’s responses to such comments or recommendations; and review with the independent auditor any questions, comments or suggestions they may have relating to the internal controls, accounting practices or procedures of the Company or its subsidiaries.
Internal Audit
  Review and advise on the selection and removal of the Company’s internal auditor or internal audit director and ensure there are no unjustified restrictions or limitations on the activities of the internal auditor.

  Review with management and the internal auditor the plans, activities and staffing for the internal audit function.
Other Authority
  Have the authority to conduct or authorize investigations into any matters within the scope of its responsibility.

  Retain independent counsel, accountants or others to advise the Committee or assist in the conduct of any investigation which it deems necessary.

  Establish procedures for and monitor the operation of a system for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls and auditing matters, as well as for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, all as may be required by the SEC.

  Perform such other duties and functions as may be assigned by the Board.
Effective as of April 20, 2006.

PRELIMINARY COPY, SUBJECT TO COMPLETION,
DATED JANUARY 20, 2010

Front of Card

BOSS HOLDINGS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Boss Holdings, Inc., a Delaware corporation (the “Company”), hereby acknowledge(s) receipt of the Proxy Statement dated ________________, 2010 and hereby appoint(s) G. Louis Graziadio III and James F. Sanders and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Boss Holdings, Inc., to be held ________________, 2010 at _____ a.m. Central Standard Time, at the Board Room of the Conference Center, 8235 Forsyth Blvd., Suite 801, St. Louis, Missouri 63105 and at any adjournment or adjournments thereof, and to vote all shares of Company’s common stock, par value $0.25 per share (the “Common Stock”) which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS

If you vote by fax, please DO NOT mail your proxy card.

VOTE BY MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.

VOTE BY FAX:	Complete the reverse portion of this Proxy Card and Fax to ________________.

Back of Card

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF BOSS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE DIRECTORS RECOMMEND A VOTE “FOR” EACH OF THE FOLLOWING ITEMS:

1.
To effect a 1-for-100 reverse stock split (the “Reverse Stock Split”) of the Common Stock, by amending the Company’s Certificate of Incorporation, as further described in the Company’s proxy statement dated ________________, 2010 relating to the Annual Meeting of Stockholders to be held on ________________, 2010.
			For ☐	Against ☐	Abstain ☐

2.
To effect a 1-for-100 forward stock split (the “Forward Stock Split”) of the Common Stock immediately following the Reverse Stock Split, by amending the Company’s Certificate of Incorporation, as further described in the Company’s proxy statement dated ________________, 2010 relating to the Annual Meeting of Stockholders to be held on ________________, 2010.
			For ☐	Against ☐	Abstain ☐

3.	To elect as Directors of Boss Holdings, Inc. the nominees listed below:		For All ☐	Withhold All ☐	For All Except ☐
	(1)	G. Louis Graziadio III
	(2)	William R. Lang
	(3)	Perry A. Lerner
	(4)	Lee E. Mikles
	(5)	Paul A. Novelly

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

4.	To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year ending December 26, 2009.		For ☐	Against ☐	Abstain ☐

5.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.		For ☐	Against ☐	Abstain ☐

The proxies are authorized to vote upon such other matters as may properly come before the meeting. Each properly executed proxy will be voted as directed by the stockholder(s). If no direction is given, such shares will be voted “FOR” each of the above items, and in the discretion of the proxies on any other matters that may properly come before the meeting.

Dated:	, 2010

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)

Note: Please date and sign exactly as your name appears hereon. When shares are held jointly, each holder should sign. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate. If the signer is a corporation, please sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder should sign.